UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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SemGroup Corporation

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SEMGROUP CORPORATION

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, Oklahoma 74136-4231

April 12, 2019

LETTER FROM THE CHAIRMAN OF THE BOARD

TO OUR STOCKHOLDERS

On behalf of SemGroup’s Board of Directors, I am pleased to invite you to our Annual Meeting of Stockholders on May 15, 2019. The attached Proxy Statement contains important information about the business to be conducted at the Annual Meeting. Whether or not you plan to attend, we encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

This year we will vote on the election of seven directors and the ratification of Grant Thornton LLP’s selection as the company’s independent registered public accounting firm for 2019. We will also conduct a non-binding advisory vote to approve the compensation of the company’s named executive officers and a vote to approve an amendment and restatement of the Company’s equity incentive plan. In addition, leadership will provide a report on the company’s business and stockholders will have an opportunity to ask questions.

Thank you for your continued support of SemGroup.

Thomas R. McDaniel
Chairman, Board of Directors

SEMGROUP CORPORATION

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, Oklahoma 74136-4231

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF SEMGROUP CORPORATION

Date:	May 15, 2019
Time:	9:00 a.m., local time
Place:	Two Warren Place, 5th Floor,
6120 South Yale Avenue, Tulsa, Oklahoma 74136

AGENDA:

•	Election of seven directors named in the proxy statement;

•	Advisory vote to approve the compensation of our executive officers disclosed in the proxy statement;

•	Ratification of appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019;

•

Approval of the SemGroup Corporation Equity Incentive Plan, as Amended and Restated, to increase the number of shares of Class A Common Stock available for issuance under the plan by 3,600,000 shares and make certain other changes to the terms of the plan as described in Proposal 4 in the proxy statement; and

•	Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Record Date: You can vote if you were a stockholder of record on March 29, 2019.

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By Order of the Board of Directors,

William H. Gault

Secretary

April 12, 2019

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be Held on May 15, 2019: Stockholders may view the accompanying proxy statement, our form of proxy and our 2018 Annual Report to Stockholders over the Internet by accessing our website at http://www.semgroup.com.

SEMGROUP CORPORATION

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, Oklahoma 74136-4231

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2019

This proxy statement is furnished in connection with the solicitation by the Board of Directors of SemGroup Corporation, a Delaware corporation (the “Company,” “SemGroup,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders to be held on May 15, 2019, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 12, 2019, to stockholders of record on March 29, 2019.

Holders of record of our Class A Common Stock (the “Class A Common Stock”) and Series A Cumulative Perpetual Convertible Preferred Stock (“Preferred Stock”) at the close of business on the record date, March 29, 2019, will be entitled to notice of, and to vote at, the Annual Meeting. As of March 29, 2019, there were 79,531,367 shares of our Class A Common Stock outstanding and 350,000 shares of Preferred Stock outstanding. Each share of Class A Common Stock is entitled to one vote. Holders of shares of Preferred Stock are entitled to vote together with the holders of shares of Class A Common Stock as a single class. Each holder of shares of Preferred Stock is entitled to a number of votes equal to the number of votes such holder would have had if all shares of Preferred Stock held by such holder had been converted into shares of Class A Common Stock as of the record date. As of the record date, March 29, 2019, the outstanding shares of Preferred Stock were convertible into an aggregate of 11,518,608 shares of Class A Common Stock and such amount represents an equal number of votes that may be cast at the Annual Meeting in person or by proxy by holders of such stock. There are no other classes of stock outstanding. Accordingly, the total number of shares entitled to vote at the Annual Meeting, giving effect to the Preferred Stock on an as-converted basis, is 91,049,975. There is no cumulative voting with respect to the election of directors.

For more information about this solicitation and voting, please see the Questions and Answers section below.

Proposal 1 — Election of Directors Page 4

4	Nominees for Directors

8	Corporate Governance

48	Director Compensation

Proposal 2 — Advisory Vote on Executive Compensation Page 14

27	Executive Compensation

27	Compensation Discussion and Analysis

37	Compensation Committee Report

38	Summary Compensation Table

39	Grants of Plan-Based Awards During 2018

40	Outstanding Equity Awards at Fiscal Year-End 2018

40	Option Exercises and Stock Vested During 2018

41	CEO Pay Ratio

41	Potential Payments Upon Termination or Change in Control

47	Compensation Committee Interlocks and Insider Participation

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm Page 15

15	Change in Independent Registered Public Accounting Firm

15	Fees of Independent Registered Public Accounting Firm

16	Audit Committee Pre-Approval Policies and Procedures

51	Report of the Audit Committee

Proposal 4 — Approval of the SemGroup Corporation Equity Incentive Plan, as Amended and Restated, to Increase the Number of Shares Authorized Thereunder by 3,600,000 Shares and Make Other Changes to the Terms of the Plan

QUESTIONS AND ANSWERS

Q:	Who is soliciting my proxy?

A:	The Board of Directors of SemGroup (the “Board of Directors” or the “Board”).

Q:	Where and when is the Annual Meeting?

A:	9:00 a.m., local time, May 15, 2019, at Two Warren Place, 5th Floor, 6120 South Yale Avenue, Tulsa, Oklahoma 74136.

Q:	What am I voting on at the Annual Meeting?

A:	•	The election of the seven nominees named in this proxy statement to our Board of Directors.

	•	An advisory vote on executive compensation.

	•	The ratification of Grant Thornton LLP as our independent registered public accounting firm for 2019.

	•	The approval of the SemGroup Corporation Equity Incentive Plan, as Amended and Restated, to increase the number of shares authorized thereunder by 3,600,000 shares and make certain other changes to the terms of the plan as described in Proposal 4 in this proxy statement.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in this proxy statement relating to each of the matters to be voted on. Our Board of Directors recommends that you vote:

	•	“FOR” the election of all of the nominees for director named in this proxy statement;

	•	“FOR” the approval, on an advisory basis, of the compensation of our executive officers named in this proxy statement;

	•	“FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019; and

	•	“FOR” the approval of the SemGroup Corporation Equity Incentive Plan, as Amended and Restated.

Q:	How do I vote?

A:	Stockholders of Record. If you are a stockholder of record, you may vote by using any of the following methods:

	•	VOTE BY INTERNET: You may use the Internet to vote by following the simple instructions on the enclosed proxy card. When voting by Internet, you will need to have your proxy card in hand, so that you can reference the required Control Number.

	•	VOTE BY TELEPHONE: You may use any touch-tone telephone to vote by following the simple instructions on the enclosed proxy card. You will need to have your proxy card in hand when you call so that you can reference the required Control Number.

	•	VOTE BY MAIL: You may vote by marking, signing and dating your proxy card and promptly returning it in the enclosed postage-paid envelope.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. If no specification is made, such shares will be voted:

	•	“FOR” the election of all of the nominees for director named in Proposal 1; and

	•	“FOR” Proposals 2, 3, and 4.

Please carefully consider the information contained in this proxy statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by Internet or telephone, or by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form in the postage-paid envelope provided.

Beneficial owners desiring to vote at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare will count the votes and serve as the inspector of the election.

Q:	What constitutes a quorum?

A:	Stockholders representing at least a majority of our outstanding Class A Common Stock as of the record date must be present at the Annual Meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Q:	What vote is needed for these proposals to be adopted?

A:	Proposal 1—Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. This means that the nominees with the largest number of votes “for” will be elected as directors, up to the maximum number of directors to be chosen at the election. With respect to the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or vote in favor of all nominees except any specific nominee(s) listed as to which you withhold your votes. Votes withheld are deemed present at the meeting and thus will be counted for purposes of determining whether there is a quorum.

Pursuant to our Corporate Governance Guidelines and Principles, each nominee for director is required to tender his or her irrevocable resignation as a director conditioned upon (i) the director receiving more “withhold” votes than “for” votes in an uncontested election and (ii) the Board accepting such resignation. In the event a nominee for director receives more “withhold” votes than “for” votes in the election, the Nominating and Corporate Governance Committee of our Board of Directors shall promptly consider the tendered resignation and recommend to the Board the action to be taken with respect to such tendered resignation, and the Board will then act on such recommendation.

Proposal 2—Advisory Vote on Executive Officer Compensation. The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of shares present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions, which are included in the calculation of the number of shares present or represented by proxy and entitled to vote at the Annual Meeting, will have the effect of a vote against the proposal. The results of the advisory vote on executive officer compensation will not be binding on SemGroup or the Board of Directors.

Proposal 3—Ratification of Independent Registered Public Accounting Firm. The appointment of Grant Thornton LLP as our independent registered public accounting firm for the year 2019 will be ratified if a majority of the shares present or represented by proxy and entitled to vote, vote in favor. Abstentions with respect to the ratification of the appointment of Grant Thornton, LLP as our independent registered public accounting firm will have the effect of a vote against the proposal.

Proposal 4—Approval of SemGroup Corporation Equity Incentive Plan, as Amended and Restated. The approval of the SemGroup Corporation Equity Incentive Plan, as Amended and Restated, requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions, which are included in the calculation of the number of shares present or represented by proxy and entitled to vote at the Annual Meeting, will have the effect of a vote against the proposal.

A broker non-vote will have no effect on the outcome of the election of directors or any of the other proposals.

Q:	How will my shares be voted if they are held in a broker’s name?

A:	If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares on certain matters (such as the ratification of independent registered public accounting firm) when their customers do not provide voting instructions. However, on “non-routine” matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. The election of directors, the proposal seeking approval, on an advisory basis, of the compensation paid to our named executive officers, and the proposal to approve the SemGroup Corporation Equity Incentive Plan, as Amended and Restated, are considered “non-routine” matters. Accordingly, if you hold your shares through an account with a bank or broker, such organization may not vote your shares on these important proposals unless you have provided specific instructions as how to vote on these proposals. Please be sure to give specific voting instructions to your bank or broker so that your vote may be counted.

Q:	What should I do now?

A:	You should vote your shares by the Internet, by telephone or by returning your signed and dated proxy card in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the Annual Meeting.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	We are asking for your proxy for the Annual Meeting and will pay all the costs of asking for stockholder proxies. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies at a base fee of $13,000, plus reasonable out-of-pocket expenses and disbursements. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our stock.

Q:	Can I revoke my proxy?

A:	Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by giving written notice to the Secretary of SemGroup at any time before it is voted. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the Annual Meeting and vote in person.

Q:	Who should I call with questions?

A:	If you have questions about the Annual Meeting, you should call William H. Gault, Secretary, at (918) 524-8100.

Q:	When are the stockholder proposals for the Annual Meeting held in 2020 due?

A:

In order to be considered for inclusion in our proxy materials, you must submit proposals for next year’s annual meeting in writing to our Secretary at our executive offices at Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136, on or prior to December 14, 2019. Such proposals also must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with our Amended and Restated Bylaws, a stockholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, or who intends to nominate a candidate for election as a director, must provide written notice of the matter to our Secretary at Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Amended and Restated Bylaws, as amended (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than January 16, 2020, and no later than February 15, 2020.

PROPOSAL 1 ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that our Board of Directors shall consist of not less than three nor more than 11 directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at seven. Directors are elected by the stockholders to serve for a one-year term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The term of the current directors will expire at the Annual Meeting.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Ronald A. Ballschmiede, Sarah M. Barpoulis, Carlin G. Conner, Karl F. Kurz, James H. Lytal, William J. McAdam and Thomas R. McDaniel to the Board of Directors. All of the nominees are presently directors of SemGroup.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of each of the nominees for director. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating and Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

As noted earlier in the Questions and Answers section of this proxy statement, pursuant to our Corporate Governance Guidelines and Principles of the Board of Directors, as a requirement for nomination as a director, each nominee for director must tender his or her irrevocable resignation as a director conditioned upon (i) the director receiving more “withhold” votes than “for” votes (a “Majority Withhold Vote”) in an uncontested election and (ii) the Board accepting such resignation. In the event a nominee for director receives a Majority Withhold Vote in an uncontested election, the Nominating and Corporate Governance Committee of our Board of Directors shall promptly consider the tendered resignation and recommend to the Board the action to be taken with respect to such tendered resignation. The Nominating and Corporate Governance Committee is authorized to consider all factors it deems relevant to the best interests of the Company and its stockholders in reaching its recommendation. The Board will then act on such recommendation no later than 90 days following the certification of the election results. Following the Board’s decision, the Company will publicly disclose the Board’s decision and, if applicable, the reasons for rejecting the tendered resignation. Accordingly, the seven nominees with the largest number of “for” votes will be elected as directors, and in the event any nominee receives a Majority Withhold Vote, the resignation policy as summarized here will apply. The director resignation policy is set forth in our Corporate Governance Guidelines and Principles and is available on our website at http://www.semgroup.com under the “Corporate Governance—Governance Documents” caption on the “Investor” page.

Our Board of Directors recommends a vote “FOR” all nominees for directors.

Nominees for Directors

Set forth below is information with respect to each nominee for director, including information they have furnished as to his or her principal occupation or employment for the past five or more years and certain other directorships held. Each nominee’s information below also includes a summary of each individual’s experience, qualifications, attributes and skills that have led to the conclusion that each individual should serve as a director. In addition to the specific experiences, qualifications, attributes and/or skills set forth below, each nominee generally has attained a position of leadership in his or her field of endeavor; possesses corporate governance experience, business or financial expertise, integrity, objectivity and sound business judgment; has a commitment to serve the interests of all stockholders; and has the ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of SemGroup. See “—Corporate Governance—Consideration of Director Nominees” below for additional information regarding director nominees and the nominating process.

Ronald A. Ballschmiede, age 63, has served as a director of SemGroup since 2009. He currently serves as chair of the Nominating and Corporate Governance Committee of the Board and as a member of the Audit Committee of the Board. Since 2015, Mr. Ballschmiede has served as executive vice president and chief financial officer of Sterling Construction Company, Inc. (“Sterling”), a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects. Mr. Ballschmiede served as a director of the general partner of Rose Rock Midstream, L.P. (“Rose Rock” or “RRMS”), a publicly traded master limited partnership and subsidiary of SemGroup which owned and operated a diversified portfolio of midstream energy assets, from April 2016 to September 2016 when SemGroup acquired all of Rose Rock. From 2006 to 2015, Mr. Ballschmiede served as executive vice president and chief financial officer of Chicago Bridge & Iron Co. N.V. (“CB&I”), a leading engineering, procurement and construction company that focuses on the energy and natural resource industry. Prior to joining CB&I, he had a 29-year career in public accounting, primarily focused on serving public companies in the manufacturing and construction industry. From 2002 to 2006, Mr. Ballschmiede served as a partner with Deloitte & Touche LLP. From 1977 to 2002, he was employed by Arthur Andersen, LLP, becoming a partner in its audit division in 1989. Mr. Ballschmiede graduated from Northern Illinois University with a Bachelor of Science degree in accounting and is a certified public accountant.

Mr. Ballschmiede provides the Board with extensive accounting and financial expertise gained from his service as executive vice president and chief financial officer of Sterling and CB&I and his prior experience as a partner of Deloitte & Touche LLP and Arthur Andersen, LLP. His experience and knowledge make him a valuable contributor of financial, accounting and risk management expertise to the Board. Mr. Ballschmiede qualifies as an “audit committee financial expert” as defined by the U.S. Securities and Exchange Commission (“SEC”).

Sarah M. Barpoulis, age 54, has served as a director of SemGroup since 2009. She currently serves as chair of the Audit Committee and as a member of the Environmental, Health, Safety and Social Responsibility Committee of the Board. Since 2003, she has provided asset management and advisory services to the merchant energy sector through Interim Energy Solutions, LLC, a company she founded. From 1991 to 2003, Ms. Barpoulis was employed with PG&E National Energy Group, Inc., now known as National Energy & Gas Transmission, Inc. (“National Energy”), a company that developed, built, owned and operated electric generating and natural gas pipeline facilities and provided energy trading, marketing and risk management services, last serving as senior vice president, commercial operations and trading. Ms. Barpoulis serves on the board of directors of South Jersey Industries, an energy services holding company with utility and non-utility operations. She is also a director of Educare, DC. She previously served as a director of Reliant Energy, Inc. from 2006 to 2008. Ms. Barpoulis has a master’s degree in business administration from the Tuck School of Business at Dartmouth College and a Bachelor of Science and engineering degree from Princeton University.

Ms. Barpoulis provides the Board with valuable executive-level leadership experience and risk management and business planning expertise obtained from her consulting services provided through Interim Energy Solutions, LLC and her varied roles of increasing responsibility with National Energy. She is a National Association of Corporate Directors (NACD) Board Leadership Fellow, demonstrating her commitment to the highest standards of board leadership and also qualifies as an “audit committee financial expert” as defined by the SEC. Her risk management expertise, background and prior board and work experience allow her to be a valuable contributor to the Board.

Carlin G. Conner, age 51, became president, chief executive officer, and a director of SemGroup in 2014 and began driving a strategy toward focused growth and long-term value creation. In 2000, he joined a subsidiary of Oiltanking GmbH (“Oiltanking”), an independent worldwide storage provider of crude oil, refined petroleum products and liquid chemicals. During his nearly 14 years with Oiltanking and its affiliates he focused on international business development while serving in various leadership roles. From 2012 to 2014, Mr. Conner served as managing director of Oiltanking and he served as chairman of the board of directors of the general partner of Oiltanking Partners, L.P., a publicly traded master limited partnership engaged in independent terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas, from 2011 to 2014.    From 2012 to 2014, Mr. Conner also served as an executive board member of Marquard & Bahls, AG, the parent company of Oiltanking, where he was instrumental in defining a new strategy for the energy supply, trading, and logistics business across Europe, the Americas, Asia, and Africa. He began his career at GATX Terminals Corporation and served in various roles, including operations and commercial management. From April 2014 to October 2014, Mr. Conner served on the board of directors of the general partner of NGL Energy Partners LP, a publicly traded master limited partnership. He also served as chairman of the board of directors, president and chief executive officer of the general partner of Rose Rock, a publicly traded master limited partnership and subsidiary of the Company, which owned and operated a diversified portfolio of midstream energy assets, from 2014 until September 2016, when SemGroup acquired all of Rose Rock. Mr. Conner holds a bachelor’s degree in environmental science from McNeese State University, where he was also named 2016 Distinguished Alumnus of the Year. In addition, he completed INSEAD and MCE executive management training in France and Belgium, respectively.

Mr. Conner provides the Board more than 28 years of experience in the midstream industry and executive level experience gained through his services with Oiltanking and its affiliates as described above. He also has substantial board experience related to management and oversight of a midstream publicly traded master limited partnership. In addition, Mr. Conner serves as our president and chief executive officer and is able to provide the Board valuable insight with respect to our management and operations. His industry knowledge, board experience and positions as president and chief executive officer allow him to be a valuable contributor to the Board.

Karl F. Kurz, age 57, has served as a director of SemGroup since 2009. He currently serves on the Compensation Committee and on the Nominating and Corporate Governance Committee of the Board. From 2009 through 2012, Mr. Kurz served as a managing director of CCMP Capital Advisors, LLC, a global private equity firm. From 2000 to 2009, he was employed with Anadarko Petroleum Corporation, one of the largest independent oil and gas exploration and production companies in the world, last serving as chief operating officer from 2006. Prior to this position, he served Anadarko Petroleum Corporation in various capacities, including as senior vice president, North America operations, midstream and marketing, general manager, U.S. onshore, senior vice president, marketing, and vice president marketing. Prior to joining Anadarko Petroleum Corporation, Mr. Kurz served as general manager of midstream and marketing for Vastar Resources, Inc. and, prior to that, as manager of crude oil marketing for ARCO Oil & Gas Company. He currently serves on the boards of American Water Works Company, Inc. (the largest and most geographically diverse publicly traded U.S. water and wastewater utility company) and WPX Energy, Inc. (an oil-focused energy company with operations in the U.S. Permian and Williston) and previously served on the boards of Siluria Technologies Inc., Western Gas Partners, Chaparral Energy, Inc., Global Geophysical Services, Inc., and RTS Services. Mr. Kurz graduated with a Bachelor of Science degree in petroleum engineering from Texas A&M University. He is also a graduate of Harvard University Business School’s advanced management program.

Mr. Kurz provides the Board extensive knowledge of the midstream energy services industry and executive-level leadership experience gained through his services provided to Anadarko Petroleum Corporation, Vastar Resources, Inc. and Arco Oil & Gas Company as described above. In addition, he brings public company board experience to our Board. His industry knowledge, executive-level leadership experience in relatively complex organizations and public company board experience allow Mr. Kurz to be a qualified and valuable contributor to the Board.

James H. Lytal, age 61, has served as a director of SemGroup since 2011. He currently serves as chair of the Compensation Committee and as a member of the Audit Committee of the Board of Directors. Since 2009, Mr. Lytal has served as a senior advisor to Global Infrastructure Partners, a New York based partnership that invests in infrastructure assets globally. From 1994 to 2004, Mr. Lytal was president of Leviathan Gas Pipeline Partners, which later became El Paso Energy Partners, and then Gulfterra Energy Partners, where he served on the board of directors. In 2004, Gulfterra Energy Partners merged with Enterprise Products Partners, one of the largest publicly-traded energy partnerships in the U.S., where Mr. Lytal served as executive vice president until 2009. From 1998 to 2008, he was directly involved in the development of over $3 billion in offshore platform and oil and gas pipeline projects. Having entered the energy industry in 1980, Mr. Lytal’s business experience includes midstream mergers, acquisitions and master limited partnership drop-downs, as well as onshore midstream and deepwater asset development and management. Mr. Lytal currently serves on the board of Archrock, Inc. (a U.S. natural gas contract compression services company). He previously served as a director of Azure Midstream Partner GP, LLC, the general partner of Azure Midstream Partners LP (a fee-based, growth oriented limited partnership formed to develop, operate, and acquire midstream energy assets) until May 2017 and a director of Rice Midstream Management LLC, the general partner of Rice Midstream Partners LP (a limited partnership formed by Rice Energy Inc. to own, operate, develop and acquire midstream assets in the Appalachian basin) until July 2018 when Rice Midstream Partners was acquired by EQT Midstream Partners, LP. Mr. Lytal graduated from the University of Texas at Austin with a Bachelor of Science degree in petroleum engineering.

Mr. Lytal has over 38 years of experience in the midstream/MLP industry and provides the Board a broad range of knowledge and understanding in the management of midstream assets. His experience, executive leadership skills and familiarity with governance issues, particularly in the midstream sector, qualify him as a valuable and resourceful member of the Board.

William J. McAdam, age 67, has served as a director of SemGroup since 2017. He currently serves as the chairman of the Environmental, Health, Safety and Social Responsibility Committee and as a member of the Nominating and Corporate Governance Committee and Compensation Committee of the Board. Mr. McAdam was president and chief executive officer of Aux Sable Liquid Products Inc., Aux Sable Canada LP, and Aux Sable Midstream LLC (North American midstream energy companies) from 2000 to 2013. Prior to joining Aux Sable, he held progressively more senior positions with Imperial Oil and Exxon Chemical from 1974 to 1994 in the engineering, refining, fertilizer, petrochemicals, planning and natural gas liquids businesses in the United States and Canada. He began working with Aux Sable in 1995 during its development phase until 1998, and was President of Mapco Canada Energy Inc. from 1998 until 1999. Mr. McAdam joined Aux Sable in 1999 to lead the start-up and development of the Aux Sable business in conjunction with the construction and commissioning of the Alliance Pipeline/Aux Sable rich gas system in 2000. He serves as a director of Seven Generations Energy Ltd., a Canadian exploration and production company and Tundra Energy Marketing Limited, a Canadian midstream service provider. Mr. McAdam previously served as a director of Canexus Corporation, a Canadian chemical manufacturing and handling company until it was acquired in 2017 by ChemTrade Logistics Income Fund. He earned a Bachelor of Science in Chemical Engineering from Queen’s University and a Master of Business Administration from McMaster University. Mr. McAdam earned the ICD.D designation from the Institute of Corporate Directors in 2015.

Mr. McAdam has over 44 years of experience in the energy industry and provides the Board a robust knowledge and understanding of the Canadian and U.S. energy sector. His executive leadership gained through his service to Aux Sable combined with his industry and public company board experience qualify him to make valuable contributions to the Board.

Thomas R. McDaniel, age 70, has served as a director of SemGroup since 2009 and as chairman of the Board since 2017. Mr. McDaniel was executive vice president, chief financial officer and treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in 2008 after 37 years of service. Prior to 2005, he was chairman, chief executive officer and president of Edison Mission Energy, Edison International’s power generation subsidiary specializing in the development, acquisition, construction, management and operation of power production facilities. Prior to that, Mr. McDaniel served as president and chief executive officer of Edison Capital, a capital and financial services business subsidiary which invests worldwide in energy and infrastructure projects. Mr. McDaniel serves on the board of directors of SunPower Corporation, a manufacturer of high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. He has previously served on the board of directors of Cypress Envirosystems, a subsidiary of Cypress Semiconductor Corp., Aquion Energy, Inc., a manufacturer of proprietary Aqueous Hybrid Ion (AHI™) batteries and battery systems for long-duration, stationary energy storage applications, and Tendril, Inc., a provider of energy services management solutions. Mr. McDaniel graduated from the University of California at Los Angeles with a Bachelor of Science degree.

Mr. McDaniel has extensive operational and financial management experience gained from his roles of increasing responsibility with Edison International. In addition, he provides the Board with his experience as a director and audit committee member of a public company. Mr. McDaniel’s operational and financial management experience and his understanding of the role of board of directors allow him to be a valued contributor to the Board and as chairman.

Corporate Governance

Our Board of Directors is committed to sound and effective governance practices. Our Board has adopted corporate governance guidelines titled “Corporate Governance Guidelines and Principles of the Board of Directors” which provide a framework of governance principles and procedures to assist in the operation of the Board. The guidelines address, among other things, director qualifications, director independence, composition of the Board, director responsibilities, Board committees, Board self-evaluation and management review and succession. The Nominating and Corporate Governance Committee reviews the guidelines periodically, and the guidelines may be amended at any time upon recommendation by Nominating and Corporate Governance Committee and approval of the Board.

SemGroup has a Code of Business Conduct and Ethics for directors, officers (including the chief executive officer, principal financial officer and principal accounting officer) and employees. SemGroup also has a separate Code of Ethics for the chief executive officer and senior financial officers, which contain provisions specifically applicable to our chief executive officer and senior financial officers, including our chief financial officer and chief accounting officer.

The Corporate Governance Guidelines and Principles, the Code of Business Conduct and Ethics and the Code of Ethics for the chief executive officer and senior financial officers are available on our website at http://www.semgroup.com under the “Corporate Governance—Governance Documents” caption on the “Investor” page and copies of these documents may also be obtained in print by any stockholder who requests them from our corporate secretary. If we amend the Code of Business Conduct and Ethics or Code of Ethics for the chief executive officer and senior financial officers or waive the Code of Business Conduct and Ethics or Code of Ethics for the chief executive officer and senior financial officers with respect to the chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver, as the case may be, at the same location on our website.

Director Independence. Our Board of Directors has adopted a formal set of categorical independence standards with respect to the determination of director independence based on the NYSE listing standards. These standards are set forth in our Director Nomination Policy which is available on our website at http://www.semgroup.com under the “Corporate Governance—Governance Documents” caption on the “Investor” page. The provisions of the Director Nomination Policy regarding director independence meet and in some areas exceed the listing standards of the NYSE. In order to be considered independent, a director must be determined to have no material relationship with the Company other than as a director.

Under the Director Nomination Policy, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•

has not received, and no member of his or her immediate family has received, more than $100,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•

(i) is not and no member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor; (ii) is not a current employee of the Company’s internal or external auditor; (iii) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice; and (iv) within the last three years was not, and no member of his or her immediate family was (and no longer is), a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•

is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•

is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million or two percent of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

•

is not and no member of his or her immediate family is employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust in an amount which exceeds the greater of $1 million or two percent of such charitable organization’s total annual receipts.

For purposes of determining a “material relationship,” the following standards are utilized:

•

any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•

the aggregate amount of such payments must not exceed two percent of the Company’s consolidated gross revenues; provided, however, there may be excluded from this two percent standard payments arising from (i) competitive bids which determined the rates or charges for the services and (ii) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.

In accordance with the Director Nomination Policy and the current director independence standards of the NYSE, the Board undertook its annual review of director and director nominee independence. During this review, the Board considered transactions and relationships between each director and director nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy and the NYSE independence standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director or nominee is independent.

The Board of Directors has affirmatively determined that each of Mr. Ballschmiede, Ms. Barpoulis, Mr. Kurz, Mr. Lytal, Mr. McAdam and Mr. McDaniel, current directors of the Company, are independent under the standards set forth in the Director Nomination Policy and the current director independence standards of the NYSE. Mr. Conner is not considered to be independent because of his current employment as our president and chief executive officer.

Board Meetings and Attendance. The Board held 13 meetings during the year ended December 31, 2018. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he or she then served. In addition, the Board of Directors took action one time during 2018 by unanimous written consent.

Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. Each of our directors then serving attended our 2018 annual meeting of stockholders.

Board Leadership Structure and Role in Risk Oversight. While we currently separate the offices of chairman of the Board and chief executive officer, our Corporate Governance Guidelines and Principles specify that the Board of Directors has no policy mandating the separation of the offices of chairman of the Board and chief executive officer, as our Board believes it is in our best interest to have flexibility in selecting our chairman and board leadership structure as future circumstances may warrant. Our Board’s oversight of risk management (discussed below) has had no effect on our leadership structure.

Our Board of Directors has six independent members and only one non-independent member. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation, Nominating and Corporate Governance and Environmental, Health, Safety and Social Responsibility Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the Board by the non-executive chairman, benefits our Company and our stockholders.

Our Board of Directors is responsible for oversight of our enterprise-wide risk and has approved our Comprehensive Risk Management Policy that reflects an enterprise-wide approach to risk management and considers both financial and non-financial risks. Our Comprehensive Risk Management Policy and its associated framework is designed to ensure we:

•	identify and communicate our risk appetite and risk tolerances;

•	establish an organizational structure that prudently separates responsibilities for executing, valuing and reporting our business activities;

•	value (where appropriate), report and manage all material business risks in a timely and accurate manner;

•	effectively delegate authority for committing our resources;

•	foster the efficient use of capital and collateral; and

•	minimize the risk of a material adverse event.

The Audit Committee of our Board of Directors has oversight responsibilities for the implementation of, and compliance with, our Comprehensive Risk Management Policy on behalf of the Board.

While the Board of Directors oversees our risk management, our management is responsible for day-to-day risk management processes. We have established an executive management committee, comprised of corporate officers, which oversees the financial and non-financial risks associated with all activities governed by our Comprehensive Risk Management Policy and its associated framework, including: asset operations; marketing; investments, divestitures, and other capital expenditures and dispositions; credit risk management; and other strategic activities. We also have a separate risk management group that is assigned responsibility for independently monitoring compliance with, reporting on, and enforcing the provisions of our Comprehensive Risk Management Policy.

Board Committees. The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Environmental, Health, Safety and Social Responsibility Committee (“EHS Committee”). Each of the current members of each of the committees qualifies as an “independent” director under the current listing standards of the NYSE.

The table shows the current membership of the Committees and identifies our independent directors:

Name
Audit	X	X*		X
Compensation			X	X*	X
Nominating and Corporate Governance	X*		X		X
EHS		X			X*
Independent Directors	X	X	X	X	X	X

* Denotes Committee Chairman.

Audit Committee. The Board of Directors has determined that Ronald A. Ballschmiede and Sarah M. Barpoulis qualify as “audit committee financial experts” within the meaning of the regulations of the SEC. The Audit Committee has a written charter, which is available on our website at http://www.semgroup.com. We have in place and circulated a “whistleblower policy” entitled “Audit Committee Accounting and Ethics Concern Resolution Policy.” The Audit Committee assists the Board of Directors in fulfilling its responsibilities by providing oversight relating to:

•	the integrity of our financial statements;

•	our systems of internal control over financial reporting and disclosure controls and procedures;

•

the engagement, compensation, independence and performance of our independent registered public accounting firm and their conduct of the annual audit of our financial statements and any other audit, review or attestation engagement;

•	our risk profile, including financial and non-financial risks;

•	compliance with our financial and risk management policies;

•	our legal and regulatory compliance;

•	the application of our related person transaction policy; and

•	the application of our codes of business conduct and ethics.

A more detailed description of the Audit Committee’s responsibilities can be found in its charter.

The Audit Committee held six meetings during 2018.

Compensation Committee. The Compensation Committee has a written charter, which is available on our website at http://www.semgroup.com. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to management compensation policies and practices, including:

•	reviewing and recommending the compensation for our Chief Executive Officer to the independent members of the Board of Directors for approval;

•	determining and approving the compensation for our other executive officers;

•	reviewing and approving management incentive compensation policies and programs; and

•	administering our equity incentive plan.

In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors, and the Board of Directors makes the final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.

In considering and recommending the compensation of non-employee directors, the Compensation Committee may consider such factors as it deems appropriate, including historical compensation, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In connection with the review of our non-employee director compensation by the Compensation Committee in 2018, the Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees and stock-based compensation. The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2018, the Compensation Committee did not form or utilize a subcommittee. More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our chief executive officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis under “Executive Compensation” below.

The Compensation Committee held seven meetings during 2018.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has a written charter, which is available on our website at http://www.semgroup.com. The Nominating and Corporate Governance Committee is responsible for identifying and recommending nominees for election or re-election as directors by stockholders at each annual meeting of stockholders, as well as candidates to fill vacancies on the Board of Directors should vacancies occur. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board of Directors our Corporate Governance Guidelines and Principles.

The Nominating and Corporate Governance Committee held five meetings during 2018.

Environmental, Health, Safety, and Social Responsibility Committee. The EHS Committee has a written charter, which is available on our website at http://www.semgroup.com. The EHS Committee assists the Board in overseeing the Company’s health, safety, and environmental policies, programs, performance, and initiatives and reviews the Company’s social responsibility practices.

The EHS Committee was formed in September 2018 and held two meetings during 2018.

Consideration of Director Nominees. The Nominating and Corporate Governance Committee has adopted a Director Nomination Policy, which is available on our website at http://www.semgroup.com. The Committee will consider director candidates submitted to it by other directors, employees and stockholders. The Committee may engage professional search firms to assist it in identifying and evaluating potential candidates. Any stockholder recommendations of candidates proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for director and should be addressed to: Secretary, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136. In addition, as described below, our Amended and Restated Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.

In considering prospective nominees for the Board, the Nominating and Corporate Governance Committee will endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all stockholders. Candidates are selected for their ability to exercise good judgment and provide practical insights and diverse perspectives. The Nominating and Corporate Governance Committee considers the following qualifications at a minimum to be required in recommending to the Board potential new Board members or the continued service of existing members:

•	an attained position of leadership in the candidate’s field of endeavor;

•	business and/or financial expertise;

•	integrity;

•	objectivity;

•	demonstrated exercise of sound business judgment;

•	expertise relevant to the Company’s lines of business;

•	diversity of the candidate;

•	corporate governance experience;

•	ability to serve the interests of all stockholders;

•	ability to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director; and

•	independence; a majority of the Board shall consist of independent directors, as defined in the Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the rules of the SEC. When considering potential nominees for the Board, the Committee will consider the criteria above and each potential nominee’s individual skills and qualifications in context of the current composition of the Board and needs of the Board at such time. In connection therewith, the Committee will consider diversity in professional background, experience, expertise, perspective, age, gender and ethnicity with respect to Board composition as a whole, although the Committee does not have a specific diversity policy. With respect to diversity, in accordance with our Corporate Governance Guidelines and Principles, particular emphasis is placed on identifying candidates whose skills and characteristics complement and augment the make-up of the Board as a whole and the needs of the Board given the circumstances of the Company.

The Company’s Corporate Governance Guidelines and Principles provide that a director who changes substantially the principal occupation, position or responsibility he or she had when elected to the Board should volunteer to resign from the Board. The Nominating and Corporate Governance Committee will have the opportunity to evaluate the continued appropriateness of Board membership under the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request the director to continue to serve on the Board.

Our Amended and Restated Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Amended and Restated Bylaws that require advance notice and certain other information and requirements. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Secretary, SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136. The written notice must be received by our Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. The notice must contain certain information required under our Amended and Restated Bylaws, including, among other things, (i) the nominee’s name, age, business and residential addresses, written consent to being named in the proxy statement and to serving as director if elected, relationships between the nominee and the stockholder submitting the nomination, a completed and signed questionnaire, representation and agreement as required by our Amended and Restated Bylaws, and any other information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) under the Securities Exchange Act of 1934 and (ii) with respect to the stockholder submitting the nomination and anyone acting in concert with that stockholder, the name and business addresses of the stockholder and the person acting in concert with the stockholder, a representation that the stockholder is a record holder of stock entitled to vote at such meeting (and will continue to be through the date of the meeting) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all agreements, arrangements or understandings between or among the stockholder and any other person or persons with respect to the nomination and the class and number of shares of stock beneficially owned by the stockholder and any person acting in concert with that stockholder, a description of any voting arrangements with respect to securities of the Company, a description of any dividend rights separate from the underlying shares of the Company, a description of any performance-based fees the person is entitled to based on any increase or decrease in the value of shares of the Company, and a summary of any material discussion regarding the nomination between the stockholder submitting the nomination and other holders of our stock. For further information, stockholders may contact our Secretary at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws.

Any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year as of the date of recommendation may recommend nominees for director to the Nominating and Governance Committee by delivering a written notice to our Secretary that satisfies the notice, information, and consent requirements of the Director Nomination Policy. The Committee will evaluate such recommended nominees against the same criteria that it uses to evaluate other nominees. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days prior to the anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, information regarding the proposed candidate to the Board of Directors and a signed statement by the candidate with respect to certain matters. The notice should be addressed to: Secretary, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136.

Executive Sessions. Each regularly scheduled meeting of the Board of Directors includes an executive session of the non-management directors. These sessions are chaired by the independent, non-executive chairman of the Board. If our non-management directors include any directors who have been determined not to be independent by the Board, the Board will schedule an executive session of just the independent directors at least once each year.

Communications with the Board of Directors. Stockholders who wish to communicate with our Board of Directors or any of its committees may send written communications to: Board of Directors, SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136. In addition, stockholders and other interested parties may communicate with the chairman of the Board or with the non-management directors as a group by writing to: Chairman of the Board, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136.

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders the opportunity to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation objectives, philosophy and practices described in this proxy statement. As discussed in greater detail in the “Compensation Discussion and Analysis” in this proxy statement, our compensation program is designed to, among other things:

•	attract, motivate and retain highly-talented executives;

•	link executive compensation to the achievement of our business objectives as well as reinforce appropriate leadership behaviors; and

•	encourage executives to consider the impact of decisions to drive our short-term and long-term success.

We believe that our compensation program, with its balance of base salary, short-term and long-term incentives and benefits, fairly accomplishes our objectives. We believe our executive compensation program has allowed us to attract and build a leadership team which is focused on our business objectives and helped us achieve many of our 2018 objectives as noted in “2018 Business Highlights” under “Executive Compensation—Compensation Discussion and Analysis—Executive Summary” in this proxy statement.

Accordingly, our Board of Directors recommends our stockholders vote in favor of the say-on-pay proposal as set forth in the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed in its Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the corresponding narrative discussion, is approved.”

This vote is advisory, and therefore nonbinding. Stockholders are strongly encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. The Board of Directors and the Compensation Committee expect to take into account the outcome of the vote in connection with their evaluation of our compensation program to the extent they can determine the stockholders’ concerns associated with any significant negative voting results. At our 2018 annual meeting, the compensation of our named executive officers as disclosed in last year’s proxy statement was approved by over 97.4% (more than 97.7% if abstentions are excluded from the calculation) of the votes cast on the proposal, which demonstrated strong stockholder support for our executive compensation approach.

We have provided our stockholders with the opportunity to vote on the compensation to our named executive officers at every annual meeting of stockholders since 2011.

As determined by the Board of Directors, we will continue to provide our stockholders with the opportunity to vote on the compensation to our named executive officers at every annual meeting of stockholders until the next required advisory vote at the 2023 annual meeting of stockholders on the frequency of stockholder advisory votes on the compensation of our named executive officers.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2019. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Grant Thornton LLP as our independent auditor for 2019. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if the Audit Committee determines that a change is in the best interests of SemGroup.

A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she desires to do so, and respond to appropriate questions.

Our Board of Directors recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2019.

Change in Independent Registered Public Accounting Firm

SemGroup solicited bids for audit services for 2017 from several independent auditors, including BDO USA, LLP (“BDO USA”), which had been our independent auditor since 2008. As a result of this process and following careful consideration and deliberation, on February 26, 2017, the Audit Committee approved the engagement of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and to perform interim review procedures related to the financial statements included in our quarterly reports on Form 10-Q, beginning with the quarter ended March 31, 2017. Also on February 26, 2017, the Audit Committee dismissed BDO USA as the Company’s independent registered public accounting firm. BDO USA was notified of the Committee’s decision on February 27, 2017.

BDO USA’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2016 and 2015, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles generally accepted in the United States (“US GAAP”).

During the Company’s fiscal years ended December 31, 2016 and 2015 and through the subsequent interim period through February 26, 2017, (i) there were no disagreements between the Company and BDO USA on any matters of US GAAP or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO USA, would have caused BDO USA to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such years, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years ended December 31, 2016 and 2015, and during the subsequent interim period through February 26, 2017, we did not consult with Grant Thornton LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Grant Thornton LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees for professional services provided to us by Grant Thornton LLP for fiscal 2018 and 2017:

Service	2018	2017
Audit fees	$1,928,623	$2,164,817
Audit-related fees	45,500	—
Tax fees	—	—
All other fees	—	—
Total	$1,974,123	$2,164,817

Audit fees include those related to the audit of our consolidated financial statements, reviews of our quarterly financial statements, audits of the financial statements of our subsidiaries (as required by statute, by our credit agreements, by partnership agreements and by regulations of the SEC), and the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also include services performed in connection with other filings with the SEC. Audit-related fees are related to the audits of benefit plans.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services by its independent registered public accountant prior to the receipt of such services. All services for the fiscal years ended December 31, 2018 and 2017 set forth in the table above were pre-approved by the Audit Committee.

PROPOSAL 4 APPROVAL OF THE SEMGROUP CORPORATION EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED, TO INCREASE THE NUMBER OF SHARES AUTHORIZED THEREUNDER BY 3,600,000 SHARES AND MAKE OTHER CHANGES TO THE TERMS OF THE PLAN

Introduction

At the Annual Meeting our stockholders will be asked to approve the SemGroup Corporation Equity Incentive Plan, as amended and restated (which is referred to in this proposal as the “Restated Equity Incentive Plan”), including an amendment to increase the total number of shares of Class A Common Stock available for issuance under the current plan from 3,581,635 shares to 7,181,635 shares, an increase of 3,600,000 shares. The SemGroup Corporation Equity Incentive Plan (which is referred to in this proposal as the “Current Equity Incentive Plan”) was originally adopted in connection with our reorganization in November 2009 and previously amended and restated effective as of May 17, 2016. The Restated Equity Incentive Plan was recommended by the Compensation Committee of the Board of Directors and adopted by the Board of Directors on April 2, 2019, subject to stockholder approval at the Annual Meeting. If such approval is not received, the Restated Equity Incentive Plan will not take effect and the Current Equity Incentive Plan will continue as currently in effect.

While the primary purpose of amending the plan is to permit an increase in the shares available for awards under the plan, we are also proposing to amend the plan to:

•	extend the term of the plan to May 15, 2029; and

•	make certain other immaterial or clarification changes to the plan.

Why Submit the Restated Equity Incentive Plan to a Vote of Our Stockholders?

We are submitting the Restated Equity Incentive Plan to a vote of the stockholders to comply with NYSE rules. Stockholder approval will also allow us to grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), under the Restated Equity Incentive Plan.

Current Awards Outstanding

Set forth below is information regarding the estimated shares outstanding under the Current Equity Incentive Plan as of March 22, 2019.

Shares subject to restricted stock and restricted stock unit awards(1)	1,058,553
Shares subject to performance share unit awards(2)	556,473
Estimated shares remaining available for future awards(3)	17,692

(1)	Represents shares issuable upon vesting of outstanding time-based restricted stock and restricted stock unit awards.
(2)	Represents the estimated shares issuable upon vesting of outstanding performance share unit awards assuming target level performance is achieved.
(3)	Assumes that target level performance is achieved under outstanding performance share unit awards.

Rationale for the Request for Additional Shares

The Restated Equity Incentive Plan will be our only plan for providing equity compensation awards for shares of SemGroup to our employees. The Board of Directors believes that the Restated Equity Incentive Plan is in the best interests of our stockholders and SemGroup, as equity awards granted under this plan provide a key compensation component to our officers and key employees and help to attract, retain and motivate key personnel, align employee and stockholder interests and link employee compensation to company performance. Based on the number of shares available for future awards, we may have an insufficient number of shares for our 2020 long-term incentive awards. We typically grant long-term incentive awards in the first quarter of each year. In order to give us the flexibility to continue to provide long-term incentive awards as a key component of our overall compensation program, the Compensation Committee has recommended to the Board that we request our stockholders approve an additional 3,600,000 shares for issuance under the Restated Equity Incentive Plan.

As part of the Compensation Committee’s recommendation to the Board to approve the request for an increase in the total number of shares that will be available for issuance under the Restated Equity Incentive Plan, the Compensation Committee solicited advice from Pearl Meyer, its independent compensation consultant, to provide an analysis of the potential total dilution impact and expected plan life of the Restated Equity Incentive Plan under our historical compensation program. Specifically, the Compensation Committee considered the following:

Historical Burn Rate. We are committed to managing the use of our equity incentives prudently to balance the benefits equity compensation brings to our compensation programs with the dilution it causes our stockholders. As part of its analysis when considering the proposed share increase, the Compensation Committee considered our “burn rate,” or the number of shares subject to equity awards granted in each of the past three years, divided by the weighted average basic number of shares outstanding for each of those years. Over the past three fiscal years, our burn rate has averaged approximately 1.29 percent, which is well below industry burn rate benchmarks published by leading proxy advisory firms.

Overhang. As a way of measuring the cumulative impact of our equity plan on our stockholders, the Compensation Committee also considered our level of overhang, consisting of the number of shares subject to equity awards outstanding under the Current Equity Incentive Plan plus the number of shares currently available to be granted under the plan. The Compensation Committee then considered the potential overhang resulting from the request for additional shares and determined that the addition of 3,600,000 shares to the plan share reserve was reasonable. Following plan approval, our total overhang will be approximately 7.0 percent of the total outstanding shares of our Class A Common Stock.

Expected Duration. If the Restated Equity Incentive Plan is approved by our stockholders, the estimated total number of shares of our Class A Common Stock reserved for future grants of awards under the Restated Equity Incentive Plan would be approximately 3,617,692 and represent approximately 4.6 percent of our total outstanding shares of Class A Common Stock as of March 22, 2019. If the Restated Equity Incentive Plan is approved by our stockholders, based on historical usage, we estimate that the shares available for issuance under the Restated Equity Incentive Plan would be sufficient for approximately three to five years. Expectations regarding future share usage could be affected by a number of factors such as hiring; the rate at which shares are returned to the plan share reserve as a result of the expiration, forfeiture or cash settlement of awards; the consequences of acquiring other companies; and other factors. It is our current practice to grant stock-based compensation awards to key employees on an annual basis during the first quarter of each fiscal year and to non-employee directors in the second quarter of each fiscal year, in each case based on targeted dollar values that are generally competitive with industry peers. Fluctuations in our stock price may result in stock-based awards for a given year requiring a larger or smaller number of shares in order to capture the same grant date fair value as a prior year’s award, which impacts that rate at which we utilize shares for compensation purposes. While the Compensation Committee believes that the assumptions it used are reasonable, future share usage may differ from current expectations.

Our Plan Terms are Aligned with Stockholder Interests

The following features of the Restated Equity Incentive Plan protect the interests of our stockholders:

•

No “evergreen” feature. The Restated Equity Incentive Plan has a fixed number of shares available for grant that will not automatically increase because of an “evergreen” feature. If stockholders approve the Restated Equity Incentive Plan, the number of shares authorized for issuance under the plan will be 7,181,635. Of these authorized shares, approximately 3,617,692 shares will be available for future grant, including 17,692 shares remaining available for grant at March 22, 2019, plus 3,600,000 newly authorized shares added in by amendment.

•

Emphasis on performance-based compensation retained. Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain of its executive officers, subject to an exception for qualified performance-based compensation that was eliminated by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) for tax years beginning on or after January 1, 2018. In light of the repeal of the performance-based exception to Section 162(m) of the Code, certain provisions intended to satisfy the performance-based exception that were included in the Current Equity Incentive Plan have been eliminated from the Restated Equity Incentive Plan. However, because of our emphasis on performance-based compensation, the Restated Equity Incentive Plan generally retains the provisions authorizing awards based on performance. It is intended that any awards previously granted under the Current Equity Incentive Plan that were intended to be performance-based compensation under Section 162(m) of the Code are generally grandfathered under Section 162(m) as in effect prior to the enactment of the Tax Act.

•

Retention of Annual Limits on the Maximum Number or Amount of Awards. Although no longer required to meet the performance-based compensation exception to the $1 million deduction limitation under Section 162(m) of the Code, the Restated Equity Incentive Plan retains various limits that are included under the Current Equity Incentive Plan on the maximum number or amount of awards that may be granted to certain individuals during any year. The number of shares that may be granted to any participant in any calendar year under the Restated Equity Incentive Plan may not exceed 500,000. Additionally, no participant will be granted cash awards payable in the aggregate in excess of $5,000,000 during any calendar year. In addition to the foregoing, non-employee directors are subject to the following limitation: the grant date fair value of awards granted to a non-employee director may not exceed $500,000 in the aggregate during any calendar year.

•

Conservative Share Recycling. Shares subject to awards that expire or are forfeited, cancelled, terminated or settled in cash do not count as shares issued under the plan and are again available for awards. Shares exchanged or withheld as payment in connection with any option or stock appreciation right or exchanged by a participant or withheld to satisfy tax withholding obligations related to any award are not available for any subsequent awards, and the full number of shares subject to a stock appreciation right are counted against the plan reserve even if only the net amount of shares are issued.

•

No Discounted Options or Stock Appreciation Rights. Options and stock appreciation rights will have an exercise price that is not less than 100 percent of the fair market value of a share of Class A Common Stock on the grant date.

•

Prohibition Against Repricing. The Compensation Committee may not take any action that results in the reduction of the exercise price or grant price of any outstanding stock option or stock appreciation right, as applicable, or the cancellation of outstanding stock options or stock appreciation rights for cash or other awards, such as other stock options or stock appreciation rights having a reduced exercise price or grant price, as applicable, without the approval of our stockholders.

•

No Single-Trigger Change of Control Vesting. The Restated Equity Incentive Plan provides that outstanding awards will not vest upon the occurrence of a change of control and will instead vest only upon a qualifying termination of employment (i.e., a termination by the Company without “cause” or by the participant for “good reason”) within 24 months of a change of control, unless the Company determines otherwise under the circumstances.

•	Administration by Independent Directors. The Restated Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors which is comprised of independent directors.

•	No Transferability. Equity awards generally may not be transferred, except by will or the laws of descent or distribution, unless approved by the Compensation Committee.

•	Subject to Clawback. Awards under the Restated Equity Incentive Plan will be subject to our clawback policies.

Summary of the Restated Equity Incentive Plan

The following is a summary of the material features of the Restated Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Restated Equity Incentive Plan, a copy of which is included as Annex A to this proxy statement.

Purpose. The purpose of the Restated Equity Incentive Plan is to attract, retain and motivate our officers, employees and non-employee directors providing services to our Company, its subsidiaries and affiliates, and to promote our business by providing participants with appropriate incentives in our long-term success.

Types of Awards. The Restated Equity Incentive Plan authorizes the grant of the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards, including restricted stock units, performance-based compensation awards and cash awards.

Shares Available; Certain Limitations. A total of 7,181,635 shares of our Class A Common Stock are authorized for issuance pursuant to all awards granted under the Restated Equity Incentive Plan. The number of shares available for granting incentive stock options under the Restated Equity Incentive Plan may not exceed 4,308,981 shares. The number of shares that may be issued under the Restated Equity Incentive Plan or under outstanding awards is adjusted in the event of certain corporate events or transactions as discussed below under “Adjustment of Awards.” The shares available for issuance under the Restated Equity Incentive Plan may consist, in whole or in part, of authorized and unissued shares or shares held in treasury.

Shares subject to awards that expire or are forfeited, cancelled, terminated or settled in cash do not count as shares issued under the Restated Equity Incentive Plan and are again available for awards under the Restated Equity Incentive Plan. However, shares exchanged or withheld as payment in connection with any option or stock appreciation right or exchanged by a participant or withheld to satisfy tax withholding obligations related to any award are not available for subsequent awards under the Restated Equity Incentive Plan. In addition, notwithstanding that a stock appreciation right is settled by delivery of a net number of shares, the full number of shares underlying such stock appreciation right shall not be available for subsequent awards under the Restated Equity Incentive Plan.

The number of shares with respect to awards denominated in shares that may be granted to any participant in any calendar year under the Restated Equity Incentive Plan may not exceed 500,000 shares. Additionally, (i) the grant date fair value of awards granted to a non-employee director may not exceed $500,000 in the aggregate during any calendar year and (ii) no participant will be granted cash awards payable in the aggregate in excess of $5,000,000 during any calendar year.

Eligible Participants. Awards may be granted to non-employee directors, officers and employees of our Company and officers and employees of our subsidiaries and affiliates. However, incentive stock options may be granted only to employees. As of December 31, 2018, we had 871 employees, including 257 employees in Canada, and six non-employee directors.

Administration. The Restated Equity Incentive Plan is administered by the Compensation Committee of our Board of Directors or any committee subsequently designated by our Board of Directors to administer the Restated Equity Incentive Plan. The Compensation Committee has the discretion to determine the individuals to whom awards may be granted under the Restated Equity Incentive Plan, the number of shares of our Class A Common Stock subject to each award, the type of award, the manner in which such awards will vest and the other conditions applicable to awards. The Compensation Committee is empowered to clarify, construe or resolve any ambiguity in any provision of the Restated Equity Incentive Plan or any award agreement and adopt such rules, forms, instruments and guidelines for administering the Restated Equity Incentive Plan as it deems necessary or proper. Awards may, in the discretion of the Compensation Committee, be made in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its subsidiaries or affiliates or a company acquired by the Company or with which the Company combines. All actions, interpretations and determinations by the Compensation Committee or by our Board of Directors are final and binding.

Award Agreements. Awards granted under the Restated Equity Incentive Plan will be evidenced by award agreements that provide additional terms and conditions associated with such awards, as determined by the Compensation Committee in its discretion. In the event of any conflict between the provisions of the Restated Equity Incentive Plan and any such award agreement, the provisions of the Restated Equity Incentive Plan will control.

Stock Options. The Compensation Committee will determine the exercise price and other terms for each stock option granted under the Restated Equity Incentive Plan and whether the options are nonqualified stock options or incentive stock options, but the exercise price of any option will not be less than 100% of the fair market value of a share of our Class A Common Stock on the date of grant, as determined by the Compensation Committee. Incentive stock options may be granted only to employees and are subject to certain other restrictions. A participant may exercise an option by written notice and payment of the exercise price in cash, shares or a combination of cash and shares, as determined by the Compensation Committee, or, if there is a public market for the shares, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and promptly deliver payment to us out of the proceeds of the exercise price for the shares purchased. The maximum term of any option granted under the Restated Equity Incentive Plan is ten years from the date of grant.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights, or SARs, independent of, or in tandem with, a stock option. The exercise price per share of a SAR will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of a share of our Class A Common Stock on the date of grant, as determined by the Compensation Committee. The Compensation Committee will determine the other terms applicable to SARs. The maximum term of any SAR granted under the Restated Equity Incentive Plan is ten years from the date of grant. Generally, each SAR will entitle a participant, upon exercise, to receive an amount equal to:

•	the excess of the fair market value on the exercise date of one share of our Class A Common Stock over the exercise price, multiplied by

•	the number of shares of Class A Common Stock covered by the SAR.

Payment may be made in shares of our Class A Common Stock, cash, other property or any combination thereof, all as determined by the Compensation Committee.

Restricted Stock. The Compensation Committee may grant an award of restricted stock under the Restated Equity Incentive Plan. Restricted stock awards are a grant of a specified number of shares of our Class A Common Stock, which are subject to forfeiture upon the occurrence of specified events. Each award agreement evidencing a restricted stock grant will specify the period(s) of restriction, the conditions under which the restricted stock may be forfeited to us and such other provisions as the Compensation Committee may determine, subject to the terms of the Restated Equity Incentive Plan. The Compensation Committee will determine and set forth in the award agreement whether a recipient of restricted stock shall have the right to exercise voting rights with respect to the restricted stock during the restricted period and/or have the right to receive dividends on the restricted stock during the restricted period.

Other Stock-Based Awards; Restricted Stock Units. The Compensation Committee may award other types of stock-based awards under the Restated Equity Incentive Plan that are valued, in whole or in part, by reference to, or based on the fair market value of our Class A Common Stock, including restricted stock units. Restricted stock units may entitle the holder to receive a specified number of shares of our Class A Common Stock, cash, or a combination of shares and cash, upon the completion of a specified period of service, the occurrence of an event and/or the attainment of specified performance objectives. Subject to the provisions of the Restated Equity Incentive Plan, the Compensation Committee will determine whether such other stock-based awards will be settled in cash, shares of our Class A Common Stock or a combination of cash and such shares, and all other terms and conditions of such awards.

Cash Awards. Awards that are payable solely in cash may be granted under the Restated Equity Incentive Plan, and such cash awards may be granted with value and payment contingent upon the achievement of pre-established performance measures or other performance goals.

Performance-Based Compensation Awards. The Compensation Committee may design any award that is intended to be performance-based compensation. The grant, vesting, crediting and/or payment of performance-based compensation will be based on the achievement of objective performance goals established in writing by the Compensation Committee. Performance goals may be based on one or more of the following measures: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market; (xiv) revenue or sales; (xv) costs; (xvi) cash flows; (xvii) working capital; (xviii) return on assets; (xix) growth, maintenance or refurbishment projects; (xx) staff training; (xxi) dividends; (xxii) subsidiary distributions; (xxiii) safety; (xxiv) corporate social responsibility policy implementation; (xxv) corporate strategic initiatives; and (xxvi) such other measures selected or defined by the Compensation Committee at the time such performance goals are established.

Transferability of Awards; Conditions and Restrictions on Shares. Unless otherwise determined by the Compensation Committee, awards granted under the Restated Equity Incentive Plan are not transferable other than by will or the laws of descent and distribution. The Compensation Committee may impose such transfer restrictions on any shares received in connection with an award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the participant hold the shares received for a specified period of time or a requirement that a participant represent and warrant in writing that the participant is acquiring the shares for investment and without any present intention to sell or distribute such shares.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, a participant has no rights as a stockholder with respect to shares of our Class A Common Stock covered by any award until the participant becomes the record holder of such shares.

Adjustment of Awards. In the event of a corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination or similar event or transaction, in order to prevent dilution or enlargement of participants’ rights under the Restated Equity Incentive Plan, the Compensation Committee will make certain adjustments to awards, including, in its sole discretion, substitution or adjustment of the number and kind of shares or cash or other property that may be issued under the Restated Equity Incentive Plan or under particular awards, the grant price or purchase price applicable to outstanding awards, and other value determinations applicable to the Restated Equity Incentive Plan or outstanding awards.

Change of Control; Qualifying Termination. In the event we experience a change of control (as defined below), the Compensation Committee may, but is not obligated to, make adjustments to the terms and conditions of outstanding awards, including, without limitation:

•	continuation or assumption of such awards by the surviving company or corporation;

•	substitution by the surviving company or corporation of awards with substantially similar terms;

•	acceleration of vesting, exercisability or lapse of restrictions under outstanding awards immediately prior to the consummation of the event;

•

upon written notice, provide that any outstanding awards must be exercised, to the extent exercisable, during a reasonable period of time prior to the consummation of the event, and at the end of such period, such awards shall terminate to the extent not so exercised in the relevant period; and

•	cancellation of awards for fair value as determined by the Compensation Committee.

Unless otherwise determined by the Compensation Committee and evidenced in an award agreement, and subject to the ability of the Compensation Committee to accelerate the vesting and/or lapse of restrictions on awards upon a change of control, in the event that (i) a change of control occurs, and (ii) a participant’s employment or service is terminated by the Company or its affiliate without “cause” or by the participant for “good reason” (as those terms are defined in the Restated Equity Incentive Plan) within 24 months following the change of control, then:

•	any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable; and

•

the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award will lapse and such awards shall be deemed fully vested and any performance conditions imposed with respect to such awards shall be deemed to be fully achieved.

For purposes of the Restated Equity Incentive Plan, a “change of control” will, unless otherwise specified in an applicable award agreement, mean the occurrence of any of the following events:

•

any consolidation, amalgamation, or merger of the Company with or into any other person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than 50% of the equity (measured by economic value or voting power (by contract, share ownership or otherwise)) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;

•	the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person;

•

during any period of 12 consecutive months, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved but excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority thereof; or

•	approval of a complete liquidation or dissolution of the Company by the Company’s stockholders.

Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the Restated Equity Incentive Plan, or collect as a condition of payment, any taxes required by law to be withheld. Subject to the Compensation Committee’s right to approve, any award recipient may, but is not required to, satisfy his or her withholding tax obligation by electing to have us withhold, from the shares the participant would otherwise receive, shares of our Class A Common Stock having a value equal to the minimum amount required to be withheld or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity.

Amendment and Termination. The Compensation Committee may amend or terminate the Restated Equity Incentive Plan or any award agreement at any time; provided that stockholder approval will be needed for an amendment if:

•	such approval is necessary to comply with any applicable tax or regulatory requirement;

•	the amendment would increase the number of shares available for awards under the Restated Equity Incentive Plan;

•	the amendment would result in a material increase in benefits under the Restated Equity Incentive Plan or a change in eligibility requirements; or

•

the amendment would reduce the exercise price of any outstanding stock options or grant prices of any outstanding SARs or the cancellation of any outstanding stock options or SARs for cash or other awards, such as other options or SARs having an exercise price or grant price per share, as applicable, that is less than such price of the original options or SARs.

No amendment or termination is permitted without the consent of the participants, if such amendment or termination would materially diminish the participants’ rights under the Restated Equity Incentive Plan or any award.

No awards will be granted after May 15, 2029.

Compliance with Code Section 409A. To the extent that the Restated Equity Incentive Plan or awards are subject to Section 409A of the Code, the Compensation Committee may, in its sole discretion and without a participant’s prior consent, amend the Restated Equity Incentive Plan or awards, adopt policies and procedures, or take any other actions as are necessary or appropriate to either exempt the Restated Equity Incentive Plan or any award from the application of Section 409A of the Code, preserve the intended tax treatment of any such award or comply with the requirements of Section 409A of the Code.

U.S. Federal Income Tax Consequences

The Company believes that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to awards under the Restated Equity Incentive Plan. The following summary does not purport to be a complete description of all applicable rules, and these rules (including those summarized below) are subject to change. The summary does not address the effects of any state or local or non-U.S. tax laws that may be applicable.

Nonqualified Stock Options. In general, no taxable income is realized by a participant upon the grant of a nonqualified stock option. Rather, at the time of exercise of the nonqualified stock option, the participant will be treated as receiving compensation (taxable as ordinary income and subject to withholding and employment taxes) in an amount equal to the fair market value of a share of our Class A Common Stock at such time, less the exercise price paid. The participant’s basis in the Class A Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Class A Common Stock on the date the participant exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options. In general, no taxable income is realized by a participant upon the grant of an incentive stock option. Additionally, if the applicable employment-related requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our Class A Common Stock received over the option purchase price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised by a participant, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value of the stock on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be treated as compensation (taxed as ordinary income and subject to withholding and employment taxes) and we will be entitled to a deduction to the extent of the amount so included in the income of the holder. Appreciation in the stock subsequent to the exercise date will be taxed as long-term or short-term capital gain, depending on whether the stock was held for more than one year after the exercise date.

Restricted Stock. A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted stock is awarded in an amount equal to the fair market value at that time, notwithstanding the fact that such restricted stock is subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant. A participant who makes an election under Section 83(b) and then forfeits the stock is not entitled to deduct any amount as a result of the forfeiture notwithstanding that the participant included the fair market value of the stock in income at the time of the election.

Restricted Stock Units. In general, the grant of restricted stock units will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Stock Appreciation Rights. A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any common shares received upon exercise of a SAR will be the fair market value of the common shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Other Awards. With respect to other awards granted under the Plan, including share bonuses, other share-based awards and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any common shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

If, on a change of control of our Company, the exercisability or vesting of an award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee equals or exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years ending before the year in which such change in ownership or control occurs. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change-in-control are characterized as parachute payments, such employee will be subject to a 20 percent excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

New Plan Benefits

The types and amounts of benefits that will be awarded under the Restated Equity Incentive Plan are not currently determinable. Awards granted under the Restated Equity Incentive Plan are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Information on equity-based awards recently granted under the Current Equity Incentive Plan to each of our named executive officers is provided below under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During 2018.” The closing price for the Class A Common Stock on the NYSE on March 29, 2019, was $14.74.

Our Board of Directors recommends a vote “FOR” the approval of the SemGroup Equity Incentive Plan, as Amended and Restated, to increase the number of shares authorized thereunder by 3,600,000 shares and make other changes to the terms of the plan.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

Except as otherwise indicated, we believe that the beneficial owners of our stock listed in the tables below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, as the case may be, subject to community property laws where applicable.

Principal Stockholders

The following table contains information regarding the only persons we know of that beneficially own more than 5% of our outstanding shares of Class A Common Stock or Preferred Stock as of March 29, 2019 (except as noted below). Percentage of class amounts are based on 79,531,367 shares of our Class A Common Stock and 350,000 shares of our Preferred Stock outstanding as of March 29, 2019. Percentage of all outstanding voting stock amounts is based on the maximum number of 91,049,975 votes which may be cast at the Annual Meeting if present in person or by proxy, which, as of March 29, 2019, is the sum of (i) outstanding shares of Class A Common Stock and (ii) 11,518,608, which is the number of votes holders of Preferred Stock are entitled to cast at the Annual Meeting.

Name and Address	Number of Shares of Class A Common Stock	Percentage of Outstanding Class A Common Stock	Number of Shares of Preferred Stock	Percentage of Outstanding Preferred Stock	Percentage of All Outstanding Voting Stock
Buffalo Investor I, L.P. c/o Alinda Capital Partners 100 West Putnam Avenue Greenwich, CT 06830	7,346,129(1)	9.24%	—	—	8.07%
Buffalo Investor II, L.P. c/o Alinda Capital Partners 100 West Putnam Avenue Greenwich, CT 06830	5,037,771(2)	6.33%	—	—	5.53%
Chickasaw Capital Management, LLC 6075 Poplar Ave. Suite 720 Memphis, TN 38119	8,162,662(3)	10.26%	—	—	8.97%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	7,222,313(4)	9.08%	—	—	7.93%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	6,666,079(5)	8.38%	—	—	7.32%
Brookfield Public Securities Group LLC Brookfield Place 250 Vesey St., 15th Floor New York, NY 10281-1023	5,645,499(6)	7.10%	—	—	6.20%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,621,465(7)	7.07%	—	—	6.17%
Tortoise Capital Advisors, L.L.C. 11550 Ash Street, Suite 300 Leawood, KS 66211	4,878,930(8)	6.13%	25,000(9)	7.14%	6.26%
WP SemGroup Holdco, LLC c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017	—	—	300,000(10)	85.72%	10.84%
Atlas Point Energy Infrastructure Fund, LLC 100 Saint Paul St. Denver, CO 80206	—	—	25,000(11)	7.14%	*

*	Less than one percent.
(1)

Buffalo Investor I, L.P. directly holds 7,346,129 shares of Class A Common Stock as of March 29, 2019. Based on a Schedule 13G dated July 25, 2017, each of the following may also be deemed to be the beneficial owner of the shares of Class A Common Stock listed above: Christopher W. Beale is the managing member of Alinda GP of GP II LLC, which is the general partner of Alinda GP II, L.P., which is the general partner of Alinda Infrastructure Fund II, L.P., which is the managing member of Buffalo Holding I LLC, which is the managing member of Buffalo Investor I GP LLC, which is the general partner of Buffalo Investor I, L.P.

(2)

Buffalo Investor II, L.P. directly holds 5,037,771 shares of Class A Common Stock as of March 29, 2019. Based on a Schedule 13G dated July 25, 2017, each of the following may also be deemed to be the beneficial owner of the shares of Class A Common Stock listed above: Christopher W. Beale is the Director of Alinda

Parallel Fund GP II, Ltd., which is the general partner of Alinda Parallel Fund GP II, L.P., which is the managing member of Buffalo Holding II LLC, which is the managing member of Buffalo Investor II GP, LLC, which is the general partner of Buffalo Investor II, L.P.
(3)	Information is as of December 31, 2018 and is based on Amendment No. 5 to Schedule 13G dated February 1, 2019, which was filed by Chickasaw Capital Management, LLC.
(4)

Information is as of December 31, 2018 and is based on Amendment No. 6 to Schedule 13G dated February 11, 2019, which was filed by The Vanguard Group, Inc. The Vanguard Group, Inc. reported: (i) sole voting power over 87,663 of such shares; (ii) shared voting power over 24,862 of such shares; (iii) sole dispositive power over 7,130,445 of such shares; and (iv) shared dispositive power over 91,868 of such shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 67,006 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 45,519 shares as a result of its serving as investment manager of Australian investment offerings.

(5)

Information is as of December 31, 2018 and is based on Amendment No. 1 to Schedule 13G dated February 8, 2019, which was filed by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported (i) sole voting power over 6,523,020 of such shares; and (ii) sole dispositive power over 6,666,079 of such shares as the investment advisor to four investment companies registered under the Investment Company Act of 1940 and as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts which may possess voting and/or investment power over such shares that are owned by such funds, and may be deemed to be the beneficial owner of such shares held by such funds.

(6)

Information is as of December 31, 2018 and is based on a Schedule 13G dated February 14, 2019, which was filed by Brookfield Public Securities Group LLC (“PSG”), Brookfield Asset Management Inc. (“BAM”), and Partners Limited. PSG, BAM, and Partners Limited reported (i) shared voting power over 4,859,204 of such shares; and (ii) shared dispositive power over 5,645,499 of such shares. According to the Schedule 13G, BAM is the indirect owner of PSG, which is the investment advisor to various funds or accounts that are the record owners of such shares and BAM may be deemed to beneficially own such shares; and Partners Limited is the sole owner of BAM’s Class B Limited Voting Shares and therefore may be deemed to share beneficial ownership of such shares. The address of Partners Limited is 181 Bay Street, Suite 330, Toronto, Ontario, Canada M5J 2T3. The address of BAM is 181 Bay Street, Suite 330, Toronto, Ontario, Canada, M5J 2T3.

(7)

Information is as of December 31, 2018 and is based on Amendment No. 6 to Schedule 13G dated February 6, 2019, which was filed by BlackRock, Inc. BlackRock, Inc. reported: (i) sole voting power over 5,402,990 of such shares; and (ii) and sole dispositive power over 5,621,465 of such shares as the parent holding company or control person of BlackRock Life Limited, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (UK) Ltd., BlackRock Japan Co., Ltd., BlackRock Investment Management (Australia) Limited, and BlackRock Investment Management, LLC.

(8)

Information is as of December 31, 2018 and is based on a Schedule 13G dated February 13, 2019, which was filed by Tortoise Capital Advisors, L.L.C. (“TCA”) and Tortoise MLP & Pipeline Fund, a series of Managed Portfolio Series, a Delaware statutory trust (“TORIX”). TCA reported (i) sole voting power over 9,963 of such shares; (ii) shared voting power over 4,868,967 of such shares; (iii) sole dispositive power over 9,963 of such shares; and (iv) shared dispositive power over 4,868,967 of such shares. TORIX reported (i) shared voting power over 4,446,273 of such shares; and (ii) shared dispositive power over 4,446,273 of such shares. TCA reported that it acts as an investment advisor to certain investment companies, including TORIX. TCA, by virtue of investment advisory agreements with certain investment companies, has all investment and voting power over securities owned of record by such investment companies and these investment companies may be deemed to be the beneficial owner of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. TCA therefore reported that it shares voting power and dispositive power over shares owned of record by these investment companies and TORIX has reported that it shares voting power and dispositive power over the shares owned of record by it. TCA reported that it also acts as an investment advisor to certain managed accounts and under contractual agreements with these managed account clients, TCA has investment and voting power. TCA reported that it shares investment and voting power over the shares held by these client managed accounts despite a delegation of investment and voting power to TCA because the clients have the right to acquire investment and voting power through termination of their agreements with TCA and TCA may be deemed the beneficial owner of such shares. The address of TORIX is 615 East Michigan Street, Milwaukee, Wisconsin 53202.

(9)

Based on information provided to us by TCA, TCA has (i) sole voting power over 9,963 of such shares; (ii) shared voting power over 15,037 of such shares; (iii) sole dispositive power over 9,963 of such shares; and (iv) shared dispositive power over 15,037 of such shares. The foregoing shares are entitled to cast an aggregate of 822,759 votes at the Annual Meeting if present in person or by proxy. TCA indicated that it acts as an investment advisor to certain investment companies registered under the Investment Company Act of 1940. TCA, by virtue of investment advisory agreements with these investment companies, has all investment and voting power over securities owned of record by these investment companies. However, despite their delegation of investment and voting power to TCA, these investment companies may be deemed to be the beneficial owners under Rule 13d-3 of the Securities Exchange Act of 1934 of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. Thus, TCA indicated that it shares voting power and dispositive power over the securities owned of record by these investment companies.

(10)

Based on information provided to us by Holder, Charles R. Kave and Joseph P. Landy are managing general partners of the ultimate managing member of Holder. Holder is entitled to cast 9,873,091 votes at the Annual Meeting if present in person or by proxy.

(11)

Based on information provided to us by Holder, the following persons may exercise voting and/or dispositive powers with respect to such shares: Paul McPeeters – Portfolio Manager; Adam Karpf – Portfolio Manager; Christopher Linder – Senior Analyst; and Lance Marr – Senior Analyst. Holder is entitled to cast 822,758 votes at the Annual Meeting if present in person or by proxy.

Stock Ownership of Directors and Executive Officers

The following table sets forth, as of March 29, 2019, the beneficial ownership of our Class A Common Stock by:

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” below; and

•	all of our directors and executive officers as a group.

None of our directors or executive officers beneficially owns any shares of our Preferred Stock.

Name	Shares of Class A Common Stock Beneficially Owned(1)	Percentage of Class
Ronald A. Ballschmiede(2)	32,935	*
Sarah M. Barpoulis(3)	29,776	*
Carlin G. Conner	253,983	*
Karl F. Kurz	39,105	*
James H. Lytal	24,590	*
William J. McAdam(4)	54,030	*
Thomas R. McDaniel(5)	47,013	*
Thomas F. DeLorbe(7)	44,555	*
Robert N. Fitzgerald(6)	133,039	*
Susan L. Lindberg	29,329	*
Timothy R. O’Sullivan(7)	82,536	*
All executive officers and directors as a group (12 people)	827,395	1%

*	Less than one percent.
(1)

Shares beneficially owned include shares of restricted Class A Common Stock held by our directors and executive officers over which they have voting power but not investment power as follows: Mr. Ballschmiede – 5,019 shares; Ms. Barpoulis – 5,213 shares; Mr. Conner – 139,593 shares; Mr. Kurz – 4,729 shares; Mr. Lytal – 5,116 shares; Mr. McAdam – 4,953 shares; Mr. McDaniel – 6,667 shares; Mr. DeLorbe – 25,379 shares; Mr. Fitzgerald – 61,305 shares; Ms. Lindberg – 29,329 shares; and Mr. O’Sullivan – 38,674 shares; and all executive officers and directors as a group – 320,982 shares. Otherwise, except to the extent noted below, each named person has sole voting and dispositive power over their respective shares reported.

(2)	Includes 12,008 shares of Class A Common Stock held of record by the RAB GRAT 2016-1 grantor annuity trust, of which Mr. Ballschmiede is the sole trustee and sole annuitant.
(3)

Includes 11,433 shares of Class A Common Stock held of record by the Sarah M. Barpoulis Living Trust dated September 17, 2003, of which Ms. Barpoulis and her spouse are co-trustees. Each trustee has independent voting power and dispositive power over the shares held in the trust.

(4)

Includes (a) 25,000 shares of Class A Common Stock held of record by the C. Stephanie McAdam Living Trust dated November 6, 2009, of which Mr. McAdam and his spouse are co-trustees and (b) 20,000 shares held of record by the William J. McAdam Living Trust dated November 6, 2009 of which Mr. McAdam and his wife are co-trustees. Each trustee has independent control and voting power of these trusts.

(5)

Includes 40,346 shares of Class A Common Stock held of record by the McDaniel Trust dated July 26, 2000, of which Mr. McDaniel and his spouse are co-trustees. Each trustee has independent voting power and dispositive power over the shares held in the trust.

(6)	Includes 10 shares of Class A Common Stock held by son.
(7)	Messrs. O’Sullivan and DeLorbe transitioned to non-executive roles as of January 1, 2019.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary. SemGroup is focused on delivering stockholder value through growth and financial discipline. We strive to generate consistent earnings and cash flows and capitalize on growth opportunities around our assets. We are committed to managing risk and promoting a company culture centered on safety and integrity.

This Compensation Discussion and Analysis (“CD&A”) describes SemGroup’s executive compensation program for 2018. Our program is designed to protect our assets in the near-term and position the Company for future growth by attracting, motivating and retaining a senior management team capable of delivering stockholder value by ensuring each of our businesses meet or exceed financial and operational targets. In particular, this CD&A explains how the Compensation Committee of the Board (the “Committee”) made 2018 compensation decisions for the following named executive officers (“NEOs”):

NEO	Title
Carlin G. Conner	President and Chief Executive Officer
Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer
Susan S. Lindberg	Vice President and General Counsel
Timothy R. O’Sullivan	Vice President, Corporate Planning and Strategic Initiatives
Thomas F. DeLorbe	Vice President, Corporate Services

Our executive compensation program promotes good governance and operates in the best interests of our stockholders. A summary of our compensation governance practices are listed below:

We Do:	We Do Not:
✓ Place heavy emphasis on variable compensation	× Offer tax-related gross ups outside of relocation benefits
✓ Use performance-based long-term compensation	× Have any significant perquisites
✓ Have stock ownership requirements	× Allow pledging or hedging of SemGroup securities
✓ Have an executive clawback policy	× Have single trigger change-in-control severance agreements
✓ Have an independent compensation consultant	× Guarantee short-term incentive payouts

2018 Business Highlights. During 2018, we successfully implemented several initiatives supporting our strategic plan to grow our presence in the midstream energy sector. We focused on our business objectives, and achieved the following:

•	Delivered stronger more secure cash flows:

•	Achieved adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $394.2 million; and

•	Delivered dividends of $0.4725 per share, $1.89 on an annualized basis.

•	Completed capital raise at $1.1 billion:

•	Sold forty-nine percent interest in Maurepas Pipeline for $350 million;

•	Completed sale of SemMexico, SemLogistics and Glass Mountain Pipeline for cash proceeds of $440 million; and

•	Completed preferred equity transaction with long-term investors for $350 million.

•	Successfully executed our growth strategy in strategic regions:

•	Commenced NGL conversion of White Cliffs Pipeline with expected completion first quarter 2020;

•	Completed HFOTCO Ship Dock 5 and Crude Storage Tanks;

•	Commenced construction of HFOTCO Moore Road Pipeline with expected completion fourth quarter 2019;

•	Completed SemCAMS Wapiti 200 mmcf/d sour gas processing plant in January 2019 two months ahead of schedule;

•	Commenced construction of SemCAMS Smoke Lake Plant with expected completion November 2019;

•	Commenced construction of SemCAMS Patterson Creek Plan Phase III with expected completion third quarter 2019; and

•	Commenced construction of SemCAMS Pipestone Pipeline with expected completion fourth quarter 2019.

•	SemGroup’s Total Recordable Incident Rate (TRIR) for 2018 was 1.6. Safety results for the year were below expectations and continue to be a focus for the Company.

•	Completed organization realignment and furthered promotion of “OneSem” culture.

2018 Compensation Decisions & Actions

•	NEO base salaries: NEO salaries increased approximately 3% to maintain alignment with the competitive market.

•

Short-term incentive awards: Short-term incentive awards for 2018 performance paid out 73% of target reflecting our actual performance in relation to targeted performance, as well as key strategic accomplishments completed during the year.

•

Long-term incentive awards: In February 2018, the Committee approved long-term incentive award grants for our NEOs. The CEO’s award was also approved by the Board of Directors. These awards were composed of a mix of performance units and time-vested restricted shares. For 2018 performance-based awards, the Committee decided that performance results will be based on growth in Cash Available for Distribution per Share, which is a primary driver of value in our industry and a metric on which senior management can have a direct impact.

•

2016 long-term performance unit awards: In February 2016, the Committee granted awards for the three-year performance period ended December 31, 2018. No shares were issued as our Total Shareholder Return (“TSR”) versus our peer group companies was below the 25th percentile for the performance period.

2018 CEO Pay At-A-Glance

The majority of our CEO’s pay is variable and linked to drivers of financial performance or growth in stockholder value. To demonstrate the variable and performance-based nature of CEO compensation, the chart below shows the elements of our CEO’s total direct compensation (base salary, annual bonus, and grant date or target value of annual equity grants) for the past three years, comparing target or grant date value to realizable value at the end of each year.

Components of CEO Total Direct Compensation - Emphasis on Variable Pay

Components of Pay	Target Value	Realizable Value
Base Salary	Annualized salary	Same
Annual Incentive	Target bonus opportunity	Actual bonus earned for year
Restricted Stock/Unit Annual Grant	Face value on date of grant	Face value of shares at fiscal year end
Performance Unit Annual Grant	Face value on date of grant of target number of shares	Face value of shares earned for performance through the end of the year valued as of December 31

Effect of Stockholder Say-on-Pay Vote on Executive Compensation Decisions. The Committee has reviewed the voting results from the annual advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2018 annual meeting of stockholders. At this meeting, approximately 97.7% of the votes cast on the say-on-pay proposal were in favor of our NEOs’ compensation as disclosed in the proxy statement for that meeting and, as a result, our NEOs’ compensation was approved. The Committee determined that, based on such high level of support, no substantive changes to our executive compensation policies and decisions were necessary.

The Committee continues to believe that a substantial majority of NEO compensation should be variable, at risk and subject to performance conditions. Given that 80% of CEO compensation and over 65% of compensation for our other NEOs remains variable/at risk, we believe our compensation program is designed to drive and reward outstanding performance in the face of these challenging market conditions.

The Committee intends to continue to make its executive compensation decisions as it has in the past year by focusing on performance-based compensation, gauging competitive practices and authorizing compensation that is within the range of what is deemed to be competitive and appropriate in our industry.

Compensation Philosophy. Our Committee oversees an executive compensation program designed to motivate high performance, ethics and alignment with the interests of our stockholders. Our compensation program rewards our executive officers for achieving performance objectives and fostering a culture of collaboration and teamwork. This forms the basis of our pay-for-performance philosophy.

To support our compensation philosophy, we established the following objectives:

•	Pay competitively: attract, motivate and retain exceptional talent with market competitive compensation;

•

Pay for performance: link pay to performance by rewarding achievement of both annual and long-term business objectives in a way that aligns with our corporate values and commitments and enforces the value of safety within our Company; and

•	Align with stockholders: align executive compensation with stockholder interests.

We design, implement and administer our compensation program to support our philosophy.

Compensation Overview. Consistent with our philosophy, our compensation program consists of a market-competitive pay mix designed to motivate and reward our NEOs for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe dividing the total compensation awarded to executive officers among the following three primary components helps us achieve a balanced set of incentives to accomplish our goals:

•	Base salary;

•	Short-term incentive program; and

•	Long-term incentive program.

Elements of Compensation. The primary components of executive compensation are base pay, short-term cash incentives and long-term equity incentives. The chart below summarizes how our compensation design supports our compensation objectives:

Key Elements of Compensation	Description	Pay Competitively	Pay for Performance	Stockholder Alignment
Base salary	• Fixed cash payment • Establishes a base level of compensation essential to attraction and retention of talent	✓		✓
Short-term incentives

•    Cash incentive earned annually

•    Based upon achievement of key annual financial, operational, safety and environmental, and corporate and leadership initiatives that contribute to long-term growth in stockholder value and reinforce our core values

		✓	✓	✓
Long-term incentives

•    Provided through a combination of time-vested restricted shares and performance units vesting based upon corporate financial performance over a multi-year period

•    Promotes stockholder alignment by tying a significant portion of NEO compensation directly to long-term growth in stockholder value

		✓	✓	✓

Emphasis on variable and incentive-based pay. The majority of an executive’s compensation should be based on his or her contribution to the success of the Company and the creation of value for our stockholders. Our executive compensation is heavily weighted toward variable, at risk, pay elements based on performance. To further strengthen our alignment with stockholders, the majority of our executives’ variable, at risk compensation is based on our long-term success.

Compensation Methodology. Setting executive pay is an annual process that involves our management, the Committee, our Audit Committee, our Board of Directors and an independent compensation consultant. We review our pay programs to ensure consistency with our compensation philosophy and business objectives. The Committee strives to target total direct compensation levels to be competitive with the market in which we compete for executive talent.

We review each NEO’s total compensation in light of our Company’s strategic objectives, market conditions and individual responsibilities and accomplishments. Part of this review includes considering the appropriate compensation level and mix. Although we focus on total direct compensation, each individual element of compensation is reviewed against the market, which includes the 25th, 50th and 75th percentile of compensation paid to similarly situated executives represented in the market data, to ensure our compensation is in line with the market. We generally target the median of the market, but variations from the median may occur due to experience, skills, criticality of function to the Company and the sustained performance of the executive.

Role of the Board of Directors. The Board of Directors acts on any recommendations regarding executive compensation matters made by the Committee and its independent directors approve CEO compensation.

Role of the Compensation Committee. Under its charter, the Committee is charged with establishing our compensation program and compensation policies, approving and recommending compensation program designs to the full Board for approval. Also, the Committee has the responsibility for recommending the compensation of our CEO to the Board of Directors for approval. For all other NEOs, the Committee reviews the CEO’s recommendations, supporting market data and individual performance assessments in establishing targets under the compensation program, and administering and approving payouts pursuant to such program. The charter authorizes the Committee to engage consultants and other professionals without management approval to the extent necessary. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which is available on our website at http://www.semgroup.com.

Role of Management. Our CEO and other executive officers develop recommendations regarding the appropriate level and mix of compensation for their direct reports. Recommendations are based on our compensation philosophy, the range of compensation programs authorized by the Committee, market data from nationally recognized executive and industry related salary surveys, and the individual responsibilities and performance of each direct report.

Our CEO and Vice President of Human Resources provide support to the Committee and attend all Committee meetings, but are not present for discussion of their individual compensation.

Role of Audit Committee. With respect to our Chief Financial Officer (“CFO”), the Audit Committee of the Board of Directors consults with management and the Committee about his performance evaluation and compensation.

Additionally, the Audit Committee validates the calculation of our achievement percentage for each performance measure prior to the determination of our incentive pool. Our internal audit function confirms the short-term incentive pool before payments are processed. Also, the internal audit function validates the calculation of our achievement percentage for our performance metrics related to our performance-based equity awards. Our internal audit function confirms the calculation prior to the Committee certifying the achievement of our performance-based equity awards and distribution of equity awards.

Role of the Independent Compensation Consultant. The Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to serve as its independent compensation consultant on matters related to executive compensation during 2018, including the review of executive compensation recommendations provided by management. Pearl Meyer also provided guidance on director compensation. Pearl Meyer reported directly to the Committee and performed no other services for the Company. The Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that Pearl Meyer’s work for the Committee during 2018 did not raise any conflict of interest.

The Committee monitors the independence of its compensation consultant on an annual basis.

Role of the Peer Group. The Committee compares our executive compensation program to a group of companies that are comparable in terms of size and industry (the “peer group”). The peer group serves two purposes:

•

Market Reference: Provides a market frame of reference for evaluating our compensation arrangements, understanding compensation trends among comparable companies, and providing a frame of reference for any governance topics that arose during the year. We regularly evaluate industry-specific and general market compensation practices and trends to ensure that our program features and NEO pay opportunities remain appropriately competitive.

•

TSR Performance: Measures our relative TSR performance for purposes of determining a portion of the value of the performance-based awards under our long-term incentive plan. We must achieve an attractive TSR relative to our peer group to deliver a target-level award. Please see “Long-Term Incentives” for more information about performance-based awards.

For 2018, the peer group includes the following 14 companies, which comprise a mix of both direct competitors and companies whose primary business matched at least one of our business groups:

•	American Midstream Partners, LP

•	Boardwalk Pipeline Partners, LP

•	Buckeye Partners, L.P.

•	Crestwood Equity Partners LP

•	Enable Midstream Partners, LP

•	EnLink Midstream Partners, LP

•	Genesis Energy, L.P.

•	Magellan Midstream Partners, L.P.

•	NGL Energy Partners LP

•	NuStar Energy GP Holdings, LLC

•	ONEOK, Inc.

•	Southcross Energy Partners, L.P.

•	Summit Midstream Partners, LP

•	Targa Resources Corp.

While some of the companies in our peer group have revenues, assets and market capitalization larger than SemGroup, we believe the peer group continues to be aligned with our current organization as well as the strategic vision of our company. The Committee reviews our peer group annually and makes adjustments as necessary.

Role of Market Data. Pearl Meyer provided the market data used when designing our NEOs’ compensation program for 2018. Pearl Meyer’s market compensation analysis used compensation information from SemGroup’s current peer group as the primary data source. Where there was insufficient data from the peers (e.g., small sample sizes, etc.), the market data was supplemented with data from other similarly-sized companies that operate in the Oil and Gas Storage & Transportation industry and/or broader Energy sector.

When determining salaries, target bonus opportunities and annual long-term incentive grants for NEOs, the Committee does not rely upon peer group data alone but also considers the performance of the Company and the individual, the nature of an individual’s role within the Company, experience in the officer’s current role, as well as input from its independent compensation consultant, among other variables.

2018 Total Direct Compensation.

The chart below illustrates the pay-mix and total target direct compensation for our NEOs for 2018. Each individual component is discussed below.

Base Salary. During the first quarter of the year, recommendations for NEOs, excluding the CEO, are made by the CEO to the Committee on base pay for that year. Merit increases for base salary take into account the individual executive’s performance and achievement of goals, as well as the executive’s current salary level relative to the market. The Committee considers the recommendations and approves the base pay of our NEOs, excluding the CEO. The Committee recommends base pay for the CEO to the independent directors serving on the Board of Directors for approval. Base pay affects other elements of our total compensation, including our short-term and long-term incentives. In reviewing and approving base salaries for the NEOs, the Committee considers the impact on the NEOs’ total compensation. Base salaries become effective as of the first payroll in March of each year.

Salaries for our NEOs were adjusted during 2018 based upon individual merit and a desire to keep pace with changes in market data for these positions.

NEO	2017 Salary	2018 Salary	2018 Percent Change

Carlin G. Conner	$600,000	$618,000	3%

Robert N. Fitzgerald	$414,200	$426,700	3%

Susan S. Lindberg	$325,000	$334,800	3%

Timothy R. O’Sullivan	$329,600	$339,500	3%

Thomas F. DeLorbe	$305,000	$314,200	3%

Short-Term Incentives. Our NEOs participate in our short-term incentive program, which rewards employees for making decisions that improve our performance in accordance with our annual objectives. Similar to base pay, competitive market information is used to determine short-term incentive targets (expressed as a percentage of base pay) for each NEO. Our short-term incentives are based on achievement of certain performance measures established prior to the beginning of the performance period. Attainment of these performance measures can result in award payouts ranging from 0% to 200% of the NEO’s short-term incentive target.

The annual short-term incentive targets as a percentage of eligible earnings (base salary for a performance year) for our NEOs in 2018 were unchanged from 2017:

NEO	2018 Target Percent of Salary	2018 Target Award Value

Carlin G. Conner	100%	$618,000

Robert N. Fitzgerald	70%	$298,690

Susan S. Lindberg	60%	$200,880

Timothy R. O’Sullivan	60%	$203,700

Thomas F. DeLorbe	60%	$188,520

For 2018, we completed an analysis of the design and compensation levels utilized in our short-term incentive program. The review consisted of:

•	A market update on annual incentive plans;

•	An overview of performance metrics commonly used in annual incentive plans;

•	A review of proxy data for peer companies; and

•	The Committee’s and CEO’s assessment of the annual incentive plan’s alignment with the Company’s strategic objectives.

As a result of this review, we concluded that our overall short-term incentive program design was consistent with our objectives and aligned with market practice. As in prior years, the program’s metrics are designed to promote consolidated and segment financial performance. Additionally, the 2018 program included emphasis on safety and environmental and corporate and leadership initiatives to drive both behavior and results necessary to achieve our 2018 operating budget and long-term strategic plan.

•	Safety and Environmental. Key safety and environmental metrics are used to measure overall safety and environmental performance and emphasize importance of safety and environmental leadership.

•

Financial Performance. We continued to use Adjusted EBITDA for consolidated and segment performance. Adjusted EBITDA is a measure of our financial performance and provides information regarding our ability to meet future debt service, capital expenditures and working capital requirements. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted for select items that we believe impact the comparability of financial results between reporting periods. The use of Adjusted EBITDA for our performance metric aligns with our non-GAAP financial measures reported publicly and helps ensure that incentive programs do not result in unearned windfalls or impose undue penalties. We believe the use of Adjusted EBITDA improves the alignment of incentives with stockholder value creation and effectively encourages our NEOs to take actions to create value for stockholders.

•

Corporate and Leadership Initiatives. Our NEOs’ individual performance measure is evaluated by the CEO and his assessment of their contributions and achievement of individual performance goals, as well as our corporate strategic objectives, which are customized and defined in each NEO’s 2018 performance goals. Each leader is expected to demonstrate our values which include respect everyone, integrity in all we do, teamwork and entrepreneurial spirit.

2018 Weighting of Performance Measures. The weighting of performance measures for our NEOs in 2018 were as follows:

	FINANCIAL		OPERATIONAL & STRATEGIC

NEO	Group	Consolidated Adjusted EBITDA	Safety & Environmental	Corporate and Leadership Initiatives	Total

Carlin G. Conner	Corporate	50%	15%	35%	100%

Robert N. Fitzgerald	Corporate	50%	15%	35%	100%

Susan S. Lindberg	Corporate	50%	15%	35%	100%

Timothy R. O’Sullivan	Corporate	50%	15%	35%	100%

Thomas F. DeLorbe	Corporate	50%	15%	35%	100%

Actual payouts are discretionary and are disbursed from a Company-wide pool approved by the Committee. In approving the incentive pool, the Committee considers our actual performance relative to pre-established goals for each performance measure, including key strategic accomplishments completed during the year. Recommendations for each NEO were based on the NEO’s short-term incentive target adjusted for achievement in the categories above and for personal contributions. We used the following as a guide in calculating each NEO’s recommended short-term incentive payout prior to discretionary adjustments:

Eligible Earnings for 2018 × Short-term Incentive Target % × Weighted Average Achievement Factor approved by the Committee

Our incentive program allows the Committee to adjust the calculation of our performance relative to the performance measures to reflect certain business events. The Audit Committee validates our calculation of the achievement of each performance measure to support the determination of the company-wide pool, and to ensure consistency with our financial statements.

The chart below shows the achievement of our 2018 performance measures and the calculated funding level.

FINANCIAL PERFORMANCE	Threshold ($MM)	Target ($MM)	Maximum ($MM)	Actual ($MM)	Percent of Target Payout Earned	Times Weighting	Calculated Payout Factor
Consolidated Adjusted EBITDA	$361.8	$402.0	$482.4	$394.2	86.6%	50%	43.3%

OPERATIONAL & STRATEGIC	Accomplishments	Rating(1)	Percent of Target Payout Earned	Times Weighting	Calculated Payout Factor
Safety & Environmental	• Below target for TRIR, LTIR and PMVAR(2)	2.50	75.0%	15%	11.3%
Corporate & Leadership Initiatives

Project execution:

•    Completed HFOTCO Ship Dock 5 & Crude Storage Tanks

•    Completed Wapiti gas plant

•    Construction progress: Smoke Lake Plant, Pipestone Pipeline and Moore Road Pipeline

Asset optimization:

•    Optimized White Cliffs Pipeline with NGL conversion

•    Expanded U.S. gas processing reach into the STACK play

•    Pursuing connectivity between DJ Basin, Cushing and Gulf Coast

Portfolio transformation:

•    Sold European and Mexico Business

•    Continued growth in secure cash flows

•    Successfully integrated HFOTCO Operations

•    Pursuing Enhanced connectivity between Gulf Coast and Mid-Continent footprint

•    Expanding Canadian processing capacity and market position

Completed realignment of organization and review of general and administrative costs

Completed $1.6 billion capital raise including:

•    Sale of 49% interest in Maurepas Pipeline

•    Sale of 49% interest in SemCAMS

•    Sale of non-core assets in UK and Mexico

•    Completed preferred equity offering with long-term investor

		3.75	137.5%	35%	48.1%

CALCULATED WEIGHTED AVERAGE PAYOUT FACTOR					102.7%

COMMITTEE-APPROVED PAYOUT FACTOR					73.0%

(1)	Achievement versus operational goals scored on a scale from 1 to 5 with 5 reflecting outstanding performance well above expected.
(2)	Total Recordable Incident Rate, Lost Time Incident Rate, and Preventable Motor Vehicle Accident Rate.

As shown above, performance relative to plan for 2018 produced a weighted average payout factor at 102.7% of target. However, that calculated pool is subject to final approval by the Committee. After evaluating financial, safety and environmental, strategic and operational performance, as well as the Company’s total shareholder return relative to peers, the Committee applied their discretion to reduce the calculated payout factor to average 73% of target.

Long-Term Incentives. We provide long-term incentives in the form of equity awards under our Equity Incentive Plan. The Committee oversees the administration of the equity awards granted under this plan. To determine the value of equity awards to be granted to NEOs, we consider the following factors:

•	The proportion of long-term incentives relative to base pay;

•	Our long-term business objectives;

•	Awards made to executives in similar positions with other comparably sized energy companies in our peer group;

•	The NEO’s impact on our performance and ability to create value; and

•	The NEO’s performance.

The Committee has allocated long-term equity awards as follows:

•

Performance-based awards (weighted 50%): The 2018 performance-based awards are measured based on an internal performance metric over a three-year performance period. This metric is growth in Cash Available for Distribution per

Share (“CAFD/share”). The Committee chose CAFD/share growth because our ability to grow CAFD is a primary driver of shareholder value in our industry and a metric on which senior management can have a direct impact. NEOs may earn more or less than the target number of shares depending upon actual performance.

•	Time-based restricted stock awards (weighted 50%): Time-vested awards include awards under our Equity Incentive Plan. Time-based awards vest three-years after the grant date.

The Committee supports this design as it is equity-based and delivers a significant portion of the equity in performance-based awards to our NEOs, further strengthening alignment with stockholders.

In general, we plan to make our annual equity grants around the same time each year. It is possible that newly hired or promoted executives may receive equity grants on the date on which they are hired or promoted or on the date of a Committee meeting on or around the hire or promotion date. The Committee approves all equity grants to the NEOs and the grant date for such awards is on or after the date of such approval.

The Committee does not intend to make equity grants in anticipation of the release of material non-public information and does not intend to time the release of such information based on equity award grant dates.

2018 Long-Term Incentive Awards. The long-term incentive targets as a percentage of eligible earnings (base salary for a performance year) for our NEOs in 2018 were as follows:

NEO	2018 Target LTIP Multiple (% of salary)

Carlin G. Conner	300%

Robert N. Fitzgerald	200%

Susan S. Lindberg	130%

Timothy R. O’Sullivan	130%

Thomas F. DeLorbe	130%

Benefits. Our NEOs currently receive the same level of health and welfare benefits provided to all employees including participating in our 401(k) Plan which provides for a matching contribution of a portion of an employee’s annual tax-deferred contribution. Our NEOs currently receive no perquisites (perks) or supplemental benefits, except for the following:

•

Tax and Financial Planning Allowance: We provide up to $15,000 annually to our CEO for annual income tax return preparation and financial planning to provide expertise on current tax laws, to assist with personal financial planning and to prepare for contingencies such as death and disability. We provide this benefit in order to help our CEO keep his focus on his responsibilities at SemGroup.

Compensation of Named Executives Who Have Since Retired

Messrs. O’Sullivan and DeLorbe. On November 2, 2018, Timothy R. O’Sullivan (age 62) and Thomas F. DeLorbe (age 59) determined a plan to retire from their respective positions as Vice President – Corporate Planning and Strategic Initiatives and Vice President – Corporate Services of SemGroup effective December 31, 2018. Messrs. O’Sullivan and DeLorbe transitioned to non-executive roles as of January 1, 2019 to ensure an orderly transition of duties.

Other Executive Compensation Matters

Stock Ownership Policy. We have a Stock Ownership Policy for our executive officers, including NEOs, which further strengthens our NEOs’ alignment with stockholders. All NEOs must maintain an equity interest in the Company and its affiliates equal to a specified multiple of their base pay. Executives are required to retain 100% of annual equity awards, net of taxes, until ownership requirements are met. Fifty percent of the unvested time-based equity awards will count towards the ownership requirements. Unvested performance-based awards do not count toward the ownership requirements. We intend to periodically review the policy and adjust it as internal objectives or market conditions warrant. The chart below shows the NEO stock ownership guidelines currently in effect.

Position	Holding Requirement as a Percent of Base Pay

CEO	3x

NEO	2x

Other Executive Officers	1x

Clawback Policy. We have a Clawback Policy that if an accounting restatement occurs due to material noncompliance with the financial reporting requirements under U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement any excess incentive-based compensation awarded as a result of the misstatement. This policy is intended to be interpreted in a manner consistent with any rules or regulations adopted by the SEC or listing guidelines adopted by the NYSE as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Our short-term incentive program and form of award agreements for long-term incentives require participants and grantees to return any incentive-based compensation which we determine we are required to recover from the participants and grantees under this policy. Our executive severance agreements discussed below also contain certain forfeiture and clawback provisions in the event that the executive breaches any non-competition, non-solicitation, non-disparagement, confidential information or intellectual property covenants in the agreements.

Policy on Hedging and Pledging Our Securities. Our Insider Trading Policy specifically prohibits our directors, named executive officers and other employees from (a) engaging in any hedging activities with respect to our securities or (b) holding our securities in a margin account or otherwise pledging our securities.

Compensation Program as it Relates to Risk. We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that at this time they are not reasonably likely to have a material adverse effect on the Company.

In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•

Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Level of Compensation: Our total direct compensation is designed to be competitive with the marketplace and aligned with the interest of our stockholders.

•

Short-term Incentive: Our short-term incentive plan does not allow for unlimited payouts. Short-term incentive payments cannot exceed 200% of target levels. Our short-term incentive plan is discretionary and is subject to the Committee’s approval.

•	Equity Awards: Our restricted stock awards drive a long-term perspective and have a three-year cliff vesting period.

•	Board/Committee Oversight: The Board of Directors and the Committee maintain full discretion of reviewing and administering all awards under short- and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and our values and commitments.

•

Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of any accounting restatement due to material non-compliance with the reporting requirements under U.S. federal securities laws.

Our compensation program is intended to motivate NEOs and employees to achieve business objectives that generate stockholder returns while demonstrating behaviors that are consistent with our values.

Executive Severance Agreements. We entered into severance agreements with each of our NEOs, other than our CEO, to encourage and motivate such executive officers to devote their full attention to their duties without the distraction of concerns regarding their involuntary or constructive termination of employment under certain circumstances. Each severance agreement expires on June 1, 2020 unless extended. Termination-related benefits are described in greater detail under “Potential Payments Upon Termination or Change in Control” below.

Employment Agreement. We entered into an employment agreement with Carlin G. Conner on March 6, 2014, in conjunction with the commencement of his service as our President and Chief Executive Officer on April 1, 2014. Mr. Conner’s employment agreement provides for certain basic compensation provisions, including a base salary and eligibility to participate in incentive compensation programs and benefit programs available to our other executives, and provided for a sign-on bonus payment and one-time equity award. Mr. Conner’s agreement also includes certain termination-related benefits in the event of his involuntary or constructive termination of employment, including following a change of control, which are described under “Potential Payments Upon Termination or Change in Control” below. The benefits offered by the employment agreement were the result of negotiations between us and Mr. Conner in connection with our hiring him away from his previous employer. We believe the termination-related benefits are appropriate and competitive and that they should allow Mr. Conner to devote his full attention to his various duties without the distraction of concerns regarding his involuntary or constructive termination of employment under the circumstances set forth in the agreement.

Accounting and Tax Treatment. The Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the NEOs. However, under the Tax Cuts and Jobs Act of 2017, the exemption for qualifying performance-based compensation was repealed for taxable years beginning after December 31, 2017. As a result, compensation paid to our executive officers (on or after January 1, 2018) in excess of $1 million may not be deductible unless it qualifies for certain transition relief. While the Company will monitor guidance and developments in this area, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Committee may pay or provide, and has paid or provided, compensation that is not tax deductible or is otherwise limited as to tax deductibility.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of SemGroup and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James H. Lytal (Chair)
Karl F. Kurz
William J. McAdam

Summary Compensation Table

The following table summarizes the total compensation earned by or paid or awarded to each of the named executive officers with respect to each of the fiscal years ended December 31, 2018, 2017 and 2016. Susan S. Lindberg joined SemGroup in June 2017 and Thomas F. DeLorbe became a named executive officer in January 2017. Timothy R. O’Sullivan and Mr. DeLorbe retired from their respective positions with SemGroup effective December 31, 2018. Messrs. O’Sullivan and DeLorbe transitioned to non-executive roles as of January 1, 2019 to ensure an orderly transition of duties.

For each of the fiscal years presented, we have compensated Mr. Conner, our president and CEO, pursuant to an employment agreement. For additional information regarding this employment agreement, see “Potential Payments Upon Termination or Change in Control – Conner Employment Agreement” below. We have not entered into an employment agreement with any of the other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Carlin G. Conner President and Chief Executive Officer	2018	617,608	–	2,054,013	–	370,800	–	63,948	3,106,369
	2017	596,154	–	1,800,054	–	476,820	–	37,903	2,910,931
	2016	577,211	–	1,735,041	–	575,000	–	15,900	2,903,152
Robert N. Fitzgerald Senior Vice President and Chief Financial Officer	2018	424,777	–	1,025,315	–	246,960	–	33,810	1,730,862
	2017	412,338	–	828,459	–	230,500	–	31,206	1,502,503
	2016	403,646	–	740,441	–	337,764	–	15,900	1,497,751
Susan S. Lindberg Vice President and General Counsel	2018	345,792	–	483,459	–	157,760	–	79,278	1,066,289
	2017	175,000	100,000	190,003	–	155,000	–	27,608	647,611

Timothy R. O’Sullivan Vice President Corporate Planning and Strategic Initiatives	2018	337,977	–	613,290	–	168,409	–	29,300	1,148,976
	2017	328,123	–	428,543	–	157,200	–	23,082	936,948
	2016	321,231	–	383,022	–	211,200	–	14,664	930,117

Thomas F. DeLorbe Vice President Corporate Services	2018	311,576	–	504,784	–	155,859	–	278,481	1,250,700
	2017	305,000	–	396,559	–	145,500	–	39,411	886,470

(1)	The amount represents a sign-on bonus paid to Ms. Lindberg as an inducement to accept our employment offer.
(2)

Represents the grant date fair value computed in accordance with ASC Topic 718, “Compensation – Stock Compensation,” which excludes the effect of estimated forfeitures, of the shares of restricted stock and performance share units granted under our Equity Incentive Plan and the restricted RRMS common units granted under the RRMS Equity Incentive Plan. Awards with performance conditions are valued on the grant date closing price on the NYSE based on the number of awards expected to vest. Awards with market conditions are valued using Monte Carlo simulations. The assumptions used to value the SemGroup stock awards are included in Note 20 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. As a result of SemGroup’s acquisition of RRMS on September 30, 2016, all outstanding and unvested restricted RRMS common unit awards were converted into equivalent shares of SemGroup restricted stock, with the number of shares issuable upon vesting determined by the merger exchange ratio of 0.8136 shares of SemGroup Class A Common Stock for each RRMS common unit. The amount shown does not represent amounts paid to the executives.

The value included for the performance share units is based on 100 percent of the performance share units vesting at the end of the three-year performance period. Using the maximum number of shares of stock issuable upon vesting of the performance share units (200 percent of the units granted in 2018, 2017 and 2016), the aggregate grant date fair value of the performance share units would be as follows:

Name	2018	2017	2016
Carlin G. Conner	$1,854,003	$1,800,090	$1,745,030
Robert N. Fitzgerald	$853,440	$828,495	$740,442
Susan S. Lindberg	$435,322	$190,003	—
Timothy R. O’Sullivan	$441,414	$428,579	$383,014
Thomas F. DeLorbe	$408,531	$396,595	—

(3)

For 2018, represents awards under our short-term incentive program based on our achievement of certain performance metrics specified therein. Amounts were based on partial achievement of the performance metrics for 2018.

(4)

All Other Compensation for 2018 includes amounts allocated under our 401(k) matching contribution, certain cash dividends, relocation expenses and housing allowance payments and reimbursement of tax payments. Does not include perquisites and other personal benefits, the aggregate amount of which with respect to each named executive officer, other than Ms. Lindberg, does not exceed $10,000. The table below shows the components of this column for 2018:

Name	401(k) Matching Contribution ($)	Cash Dividends ($)(a)	Relocation Expenses ($)(b)	Tax Reimbursement ($)(c)	Total Other Compensation ($)
Carlin G. Conner	24,500	39,448	—	—	63,948
Robert N. Fitzgerald	24,500	9,310	—	—	33,810
Susan S. Lindberg	18,517	—	60,761	—	79,278
Timothy R. O’Sullivan	24,500	4,800	—	—	29,300
Thomas F. DeLorbe	24,500	—	—	253,981	278,481

(a)

Represents cash dividends paid on vested shares of SemGroup restricted stock that were previously RRMS restricted common unit awards that converted into such shares of SemGroup restricted stock on September 30, 2016.

(b)	Represents moving, travel, temporary living and other relocation expenses.
(c)	Represents reimbursement of tax true-up related to expat assignment for SemGroup prior to 2018.

Grants of Plan-Based Awards During 2018

The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2018. No stock options were granted to our named executive officers in 2018. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Carlin G. Conner	—	—	—	618,000	1,236,000	—	—	—	—		—	—	—
	3/1/2018	2/21/2018	—	—	—	20,692	41,384	82,768	—		—	—	927,002
	3/1/2018	2/21/2018	—	—	—	—	—	—	50,313	(3)	—	—	1,127,011
Robert N. Fitzgerald	—	—	—	298,690	597,380	—	—	—	—		—	—	—
	3/1/2018	2/21/2018	—	—	—	9,525	19,050	38,100	—		—	—	426,720
	3/1/2018	2/21/2018	—	—	—	—	—	—	26,723	(3)	—	—	598,595
Susan S. Lindberg	—	—	—	200,880	401,760	—	—	—	—		—	—	—
	3/1/2018	2/21/2018	—	—	—	4,859	9,717	19,434	—		—	—	217,661
	3/1/2018	2/21/2018	—	—	—	—	—	—	11,866	(3)	—	—	265,798
Timothy R. O’Sullivan	—	—	—	203,700	407,400	—	—	—	—		—	—	—
	3/1/2018	2/21/2018	—	—	—	4,927	9,853	19,706	—		—	—	220,707
	3/1/2018	2/21/2018	—	—	—	—	—	—	17,526	(3)	—	—	392,582
Thomas F. DeLorbe	—	—	—	188,520	377,040	—	—	—	—		—	—	—
	3/1/2018	2/21/2018	—	—	—	4,560	9,119	18,238	—		—	—	204,266
	3/1/2018	2/21/2018	—	—	—	—	—	—	13,416	(3)	—	—	300,518

(1)

Represents estimated possible payouts under our short-term incentive plan. The estimated possible payout amounts are based on the applicable bonus target percentage and base salary for each named executive officer in effect for 2018. Actual incentive payments for 2018 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

Represents the range of payouts in shares of stock for the performance period beginning January 1, 2018 and ending December 31, 2020, for performance-based share awards granted under our Equity Incentive Plan. If the performance criteria are met, payouts can range from 50 percent of target at the threshold level to 200 percent of target at the maximum level. If a participant retires (after continuously serving not less than 12 months during the performance period), dies or suffers a disability during the performance period, the participant or participant’s estate is entitled to that portion of the number of performance shares as such participant would have been entitled to had he or she remained employed, prorated for the number of days served. However, in the event of a subsequent change of control during the performance period, such participant or participant’s estate will be entitled to the number of shares at the target level. Performance shares are forfeited if employment is terminated for any other reason. If a participant continuously serves not less than 12 months during the performance period and a change of control occurs during the performance period, such participant will be entitled to the number of shares at the target level.

(3)

Represents restricted shares of Class A Common Stock underlying restricted stock awards granted under our Equity Incentive Plan. In general, restricted stock awards vest on the third anniversary of the date of grant, subject to the executive’s continued service with the Company through the vesting date. While an executive officer holds restricted shares, he or she is entitled to vote such shares with holders of our Class A Common Stock. Dividends, if any, paid with respect to the restricted shares are held by the Company and are subject to forfeiture until such time that the restricted shares on which the dividends were paid vest. The vesting of the restricted shares will accelerate in full in the event (i) an executive officer is terminated by the Company without cause or by the executive officer for good reason after or in connection with a change in control, (ii) an executive officer is terminated due to death or disability, or (iii) an executive officer is involuntarily terminated by the Company, as the direct result of a divestiture or otherwise, without cause. If an executive officer’s employment is terminated for any reason other than those in (i), (ii) and (iii) above, all unvested restricted shares, and any dividends distributed thereon, will be forfeited.

(4)

Represents the grant date fair value computed in accordance with ASC Topic 718, “Compensation—Stock Compensation,” which excludes the effect of estimated forfeitures, of the shares of restricted stock and performance share units granted under our Equity Incentive Plan. Awards with performance conditions are valued on the grant date closing price on the NYSE based on the number of awards expected to vest. Awards with market conditions are valued using Monte Carlo simulations. The assumptions used to value the SemGroup stock awards are included in Note 20 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. The value included for the performance share units is based on 100 percent of the performance share units vesting at the end of the three-year performance period. The amount shown does not represent amounts paid to the executives.

Outstanding Equity Awards at Fiscal Year-End 2018

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2018.

	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)(1)(3)	($)(2)
Carlin G. Conner	—	—	—	—	—	143,838	1,982,088	66,316	913,834
Robert N. Fitzgerald	—	—	—	—	—	61,036	841,076	30,525	420,635
Susan S. Lindberg	—	—	—	—	—	15,689	216,194	13,540	186,581
Timothy R. O’Sullivan	—	—	—	—	—	35,275	486,090	15,789	217,572
Thomas F. DeLorbe	—	—	—	—	—	25,379	349,723	14,612	201,353

(1)

Vesting dates for shares of restricted stock and performance shares are shown in the table below. As a result of SemGroup’s acquisition of RRMS on September 30, 2016, all outstanding and unvested restricted RRMS common unit awards were converted into restricted stock awards of SemGroup, with the number of shares issuable upon vesting determined by the merger exchange ratio.

	Unvested Restricted Stock		Unvested and Unearned Performance Shares

Name	Number of Shares	Vesting Date	Number of Shares	Vesting Date
Carlin G. Conner	52,970	3/1/2019	24,932	12/31/2019
	15,624	4/1/2019	41,384	12/31/2020
	24,931	3/1/2020	—	—
	50,313	3/1/2021	—	—
Robert N. Fitzgerald	22,839	3/1/2019	11,475	12/31/2019
	11,474	3/1/2020	19,050	12/31/2020
	26,723	3/1/2021	—	—
Susan S. Lindberg	3,823	6/19/2020	3,823	12/31/2019
	11,866	3/1/2021	9,717	12/31/2020
Timothy R. O’Sullivan	11,814	3/1/2019	5,936	12/31/2019
	5,935	3/1/2020	9,853	12/31/2020
	17,526	3/1/2021	—	—
Thomas F. DeLorbe	6,471	3/1/2019	5,493	12/31/2019
	5,492	3/1/2020	9,119	12/31/2020
	13,416	3/1/2021	—	—

(2)	Based on the closing price of $13.78 for our Class A Common Stock on the last trading day of 2018 as reported on the NYSE.
(3)

In February 2019, the Compensation Committee confirmed that the performance criteria were not met for the performance shares with a vesting date of December 31, 2018 and thus no shares were issued and none are reflected in the number of shares shown. The number of shares shown for the performance shares with a vesting date of December 31, 2019 and 2020 reflect target level of performance.

Option Exercises and Stock Vested During 2018

The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2018.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Carlin G. Conner	—	—	27,501	600,398
Robert N. Fitzgerald	—	—	6,231	139,574
Susan S. Lindberg	—	—	—	—
Timothy R. O’Sullivan	—	—	3,214	71,994
Thomas F. DeLorbe	—	—	2,058	46,099

(1)	Based on the closing price of our Class A Common Stock on the day the stock award vested, as reported on the NYSE.

CEO Pay Ratio

For 2018, the annual total compensation of our CEO was 30 times that of the median of the annual total compensation of all employees (other than our CEO), based on annual total compensation of $3,106,369 for the CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement, and $104,451 for the median employee. This calculation is based on our employee population of 871 as of December 31, 2018, which included all 257 of our non-U.S. employees. All our non-U.S. employees are located in Canada.

To identify the median employee, we used a consistently applied compensation measure (“CACM”) of W-2, Box 5 earnings for our U.S. population (and equivalent wages for our non-U.S. population) for fiscal 2018, annualizing the CACM for those employees hired during 2018. We used average annual exchange rates to convert the CACM of the non-U.S. employees to U.S. currency. Based on the even number of employees (excluding the CEO) active on December 31, 2018, this process resulted in two possible medians with one being located in the U.S. and one located outside of the U.S. For simplicity and comparison purposes, we chose the employee located in the U.S. to serve as our median for purposes of this calculation.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers, or NEOs, in the event of a termination of employment or a change in control of SemGroup. In addition, we entered into an employment agreement with Carlin G. Conner effective as of March 6, 2014, in conjunction with Mr. Conner’s service as president and chief executive officer of our Company commencing April 1, 2014.

Conner Employment Agreement. The initial term of Mr. Conner’s employment agreement is three years; provided, however, that commencing on the one-year anniversary date of the employment agreement and each subsequent annual anniversary date, the term shall be automatically extended so as to terminate three years from such anniversary date. Notwithstanding the term, the employment agreement will automatically terminate upon Mr. Conner’s separation from service (as defined in the employment agreement).

Mr. Conner’s initial base salary under the employment agreement is $550,000 per year. Mr. Conner is eligible to receive a target annual bonus determined in a manner consistent with that established under our short-term incentive program for each calendar year and participate in our long-term incentive program adopted by the Board of Directors. The employment agreement provides that Mr. Conner will be reimbursed for (i) reasonable out-of-pocket relocation expenses and traveling expenses until relocation, (ii) reasonable business expenses, and (iii) annual income tax return preparation and financial planning expenses up to $15,000 per year.

Pursuant to the employment agreement, Mr. Conner received a sign-on bonus of $600,000. In addition, he received additional signing compensation in the form of a one-time award of (i) restricted shares of our Class A Common Stock (the “Restricted Stock”) under our Equity Incentive Plan in such amount having a fair market value as of the grant date of the award equal to the aggregate sum of $4,250,000, with such shares vesting in five equal annual installments; and (ii) restricted RRMS common units under the RRMS Equity Incentive Plan in such amount having a fair market value as of the grant date of the award equal to the aggregate sum of $750,000, with such common units vesting in five equal annual installments.

If Mr. Conner’s employment with us terminates for any reason, including “disability” or death, Mr. Conner will be entitled, among other things, to payment of any (i) accrued but unpaid base salary; (ii) any accrued earned but unpaid annual bonus for the prior calendar year; (iii) accrued but unpaid vacation; and (iv) unreimbursed business expenses. In each case any unvested equity awards held by Mr. Conner will vest and payout only in accordance with the applicable award agreements for such equity awards. The amounts payable described in this paragraph are collectively referred to as the “Termination Amounts Payable.”

If Mr. Conner’s employment is terminated without “cause” or Mr. Conner resigns for “good reason” prior to a change in control, then, in addition to the Termination Amounts Payable, Mr. Conner will be entitled to the following:

•	an amount equal to two times the base salary in effect as of the date of his separation from service, payable on the first business day following six months after his separation from service;

•	any unvested shares of the Restricted Stock will vest on his separation from service;

•	reimbursement of reasonable fees and costs for outplacement services incurred by him within six months after his separation from service not exceeding $10,000; and

•	certain continuing healthcare coverage for up to 18 months following his separation from service.

If Mr. Conner’s employment is terminated other than for “cause” by us or Mr. Conner resigns for “good reason” in connection with a change in control, then, in addition to the Termination Amounts Payable, Mr. Conner will be entitled to the compensation for termination not in connection with a change in control described above, except that the payment of an amount equal to two times the base salary shall be an amount equal to three times the sum of the base salary plus the Target Annual Bonus, each determined as of his separation from service; provided, however, that any reduction in either the base salary or Target Annual Bonus that would qualify as good reason shall be disregarded for this purpose. “Target Annual Bonus” means, as of any date, the amount equal to the product of the base salary determined as of such date multiplied by the percentage of such base salary to which Mr. Conner would have been entitled immediately prior to such date under any annual bonus arrangement for the calendar year for which the annual bonus is awarded if the performance goals established pursuant to such annual bonus were achieved at the 100% level as of the end of the calendar year; provided, however, that if Mr. Conner’s annual bonus is discretionary and no 100% target level is formally established either under the annual bonus arrangement or otherwise, Mr. Conner’s “Target Annual Bonus” shall mean the amount equal to 100% of his base salary.

Payment of any amounts described in the preceding paragraphs regarding Mr. Conner’s termination not in connection with a change in control and termination in connection with a change in control will be conditioned on Mr. Conner’s execution and delivery to us of an agreement, waiver and release. Payment of any such amounts will be further conditioned on his compliance with the covenants regarding confidentiality, non-competition, non-solicitation, intellectual property and non-disparagement set forth in the employment agreement.

Notwithstanding the foregoing, if any amount or benefit to be paid above regarding Mr. Conner’s termination would be an excess parachute payment (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), then the payment to be paid or provided under the employment agreement will be reduced to the minimum extent necessary so that no portion of any such payment, as so reduced, constitutes an excess parachute payment.

“Cause” is defined in Mr. Conner’s employment agreement as:

•	his conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	his commission of a willful wrongful act intending to enrich himself at the expense of, or that causes serious injury, monetary or otherwise, to, the Company or any of its subsidiaries or affiliates;

•	his willful or reckless neglect or misconduct in the performance of his duties which results in a material adverse effect on the Company;

•

his willful or reckless violation or disregard of the Company’s code of business conduct and ethics or, if applicable, the written code of ethics for our CEO and senior financial officers previously provided to him;

•	his material willful or reckless violation or disregard of a written Company policy previously provided to him; or

•	his habitual or gross neglect of duties.

An act or failure to act (except as related to a conviction or plea or nolo contendere described above), shall not be cause if it can reasonably be cured by Mr. Conner within 10 business days after he has received written notice from the chairman of our Board of Directors.

“Change in control” is defined in Mr. Conner’s employment agreement as:

•

any person or group (other than an affiliate of ours or an employee benefit plan sponsored by us or our affiliates) becomes a beneficial owner, as such term is defined under the Securities Exchange Act of 1934, of 30% or more of the Company’s common stock or 30% or more of the combined voting power of all securities entitled to vote generally in the election of directors (“Voting Securities”), unless such person then owned both more than 70% of common stock and Voting Securities, directly or indirectly, in substantially the same proportion as immediately before such acquisition;

•

our directors as of the date of the agreement (“Existing Directors”) and directors whose election, or nomination for election by stockholders, are approved after that date by at least two-thirds of the Existing Directors cease to constitute a majority of our directors;

•

consummation of any merger, reorganization, recapitalization, consolidation or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the persons who were the direct or indirect owners of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owners of at least 60% of the then outstanding common stock and Voting Securities representing at least 60% of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportions as such persons’ ownership immediately before such Reorganization Transaction; or

•

approval by our stockholders of the sale or other disposition of all, or substantially all, of the Company’s consolidated assets or the Company’s complete liquidation other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by the Company immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of our outstanding common stock and Voting Securities prior to the transaction continuing to own directly or indirectly, 50% or more of the assets owned by the Company immediately prior to the transaction.

A change in control will not occur if (i) Mr. Conner agrees in writing prior to an event that such an event will not be a change in control; or (ii) the Board determines that a liquidation, sale or other disposition approved by the stockholders, as described in the fourth bullet above, will not occur, except to the extent termination occurred prior to such determination.

“Disability” is defined in Mr. Conner’s employment agreement as a medically determined physical or mental impairment as a result of which he becomes unable to continue to fully perform his essential functions with or without reasonable accommodation for 90 consecutive calendar days, or for shorter periods aggregating 120 or more days in any twelve month period, or upon the determination of a mutually selected physician that, on account of such an impairment, he will be unable to return to work and perform his essential functions with or without reasonable accommodation within 90 calendar days following such determination.

“Good reason” is defined in Mr. Conner’s employment agreement as the occurrence of any of the following without his prior written consent:

•	a material adverse reduction in the nature or scope of his duties, functions, responsibilities or authority;

•	a reduction in his base salary or target annual bonus;

•	a material reduction in the kind or level of his aggregate benefits not applicable to all other executives;

•	a relocation of generally more than 50 miles; or

•	the failure of the Company to materially comply with its obligations under the employment agreement.

Severance Agreements. We have entered into severance agreements with each of the NEOs, other than Carlin G. Conner, our president and chief executive officer, to encourage and motivate such executive officers to devote their full attention to their duties without the distraction of concerns regarding their involuntary or constructive termination of employment. Each severance agreement expires on June 1, 2020, unless extended. The definitions of certain words in quotations are provided below.

Each severance agreement generally provides that if within two years after a “change in control” of the Company (i) a NEO resigns for “good reason” or (ii) the employment of a NEO is terminated other than for “cause,” “disability,” death or a “disqualification disaggregation,” such NEO is entitled to the following:

•

within 10 business days after the termination date, a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amounts or benefits due but not paid;

•

on the first business day following six months after the termination date, a lump sum payment equal to (i) any unpaid earned annual bonus for the fiscal year prior to the fiscal year of termination; and (ii) a severance amount equal to two times his base salary as of the termination date plus an annual bonus amount equal to his target percentage multiplied by his base salary in effect at the termination date as if performance goals were achieved at 100%;

•

continued participation in our medical benefit plans for so long as the NEO elects coverage or 18 months from the termination whichever is less, in the same manner and at the same cost as similarly situated active employees;

•

all unvested stock options, shares of restricted stock, restricted stock units and performance shares held by the NEO will only vest and be paid out in accordance with the terms of the respective award agreements;

•	continued participation in the Company’s directors’ and officers’ liability insurance for six years or any longer known applicable statute of limitations period; and

•	outplacement benefits for six months at a cost not exceeding $10,000.

Notwithstanding the foregoing, if any amount or benefit to be paid above would be an excess parachute payment (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), then the payment to be paid or provided under a severance agreement will be reduced to the minimum extent necessary so that no portion of any such payment, as so reduced, constitutes an excess parachute payment.

If a NEO’s employment is terminated for “cause,” the NEO is entitled to a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amounts or benefits due but not paid.

If a NEO’s employment is terminated by us without cause prior to a change in control, such NEO is entitled to the following:

•

within 30 business days after the termination date, a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amounts or benefits due but not paid;

•

on the first business day following six months after the termination date, a lump sum payment equal to (i) any unpaid earned annual bonus for the fiscal year prior to the fiscal year of termination; and (ii) a severance amount equal to his base salary as of the termination date plus an annual bonus amount equal to his target percentage multiplied by his base salary in effect at the termination date as if performance goals were achieved at 100%;

•

all unvested stock options, shares of restricted stock, restricted stock units and performance shares held by the NEO will only vest and be paid out in accordance with the terms of the respective award agreements;

•	continued participation in the Company’s directors’ and officers’ liability insurance for six years or any known longer applicable statute of limitations period; and

•	outplacement benefits for six months at a cost not exceeding $10,000.

Pursuant to the severance agreements, during the term of the severance agreement and for a period of twelve months following the date of termination of employment, a NEO may not, directly or indirectly, compete with us or encourage any of our employees to quit or leave our employ or solicit any third party who is an established customer of ours to cease being our customer or take away from us the business of such customer. The severance agreements also require a NEO to keep all our trade secrets and proprietary information confidential, restrict a NEO from disparaging or criticizing us and restrict us from disparaging or criticizing the NEO.

The severance agreements with our NEOs use the following definitions:

“Cause” means a NEO’s

•	conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	willful or reckless material misconduct in the performance of his duties that has an adverse effect on the Company or any of its subsidiaries or affiliates;

•

willful or reckless violation or disregard of the Company’s code of business conduct and ethics, any applicable code of ethics for our CEO and senior financial officers or any policy of the Company or its subsidiaries; or

•	habitual or gross neglect of his duties.

Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the NEO or acts or omissions with respect to which the Board could determine that the NEO had satisfied the standards of conduct for indemnification or reimbursement under our Certificate of Incorporation, bylaws, any applicable indemnification agreement, or applicable law; or failure (despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change of control and continuing for two years or until the termination of the agreement, whichever happens first. A NEO’s act or failure to act (except as related to a conviction or plea or nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of the Company or its subsidiaries or affiliates or required by law shall not be cause if the NEO cures the action or non-action within 10 days of notice. Furthermore, no act or failure to act will be cause if the NEO acted under the advice of counsel representing the Company or required by the legal process.

“Change in control” means:

•

any person or group (other than an affiliate of ours or an employee benefit plan sponsored by us or our affiliates) becomes a beneficial owner, as such term is defined under the Securities Exchange Act of 1934, of 30% or more of the Company’s common stock or 30% or more of the combined voting power of all securities entitled to one vote generally in the election of directors (“Voting Securities”), unless such person then owned both more than 70% of common stock and Voting Securities, directly or indirectly, in substantially the same proportion as immediately before such acquisition;

•

our directors as of the date of the agreement (“Existing Directors”) and directors whose election, or nomination for election by stockholders, are approved after that date by at least two-thirds of the Existing Directors cease to constitute a majority of our directors;

•

consummation of any merger, reorganization, recapitalization, consolidation or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the persons who were the direct or indirect owners of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owners of at least 60% of the then outstanding common stock and Voting Securities representing at least 60% of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportions as such persons’ ownership immediately before such Reorganization Transaction; or

•

approval by our stockholders of the sale or other disposition of all, or substantially all, of the Company’s consolidated assets or the Company’s complete liquidation other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by the Company immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of our outstanding common stock and Voting Securities prior to the transaction continuing to own directly or indirectly, 50% or more of the assets owned by the Company immediately prior to the transaction.

A change in control will not occur with respect to a NEO if (i) the NEO agrees in writing prior to an event that such an event will not be a change in control; or (ii) the Board determines that a liquidation, sale or other disposition approved by the stockholders, as described in the fourth bullet above, will not occur, except to the extent termination occurred prior to such determination.

“Disability” means a physical or mental infirmity that impairs the NEO’s ability to substantially perform his duties for twelve months or more and for which he is receiving income replacement benefits from a Company plan for not less than three months.

“Disqualification disaggregation” means the cessation of a NEO’s employment by us or affiliates (during the period beginning upon a change in control and continuing for two years or until the termination of the agreement, whichever happens first), if the NEO is employed by the successor in substantially the same position and the successor has assumed our obligations under the severance agreement.

“Good reason” means, generally, a material adverse reduction in the nature and scope of the NEO’s office, position, duties, functions, responsibilities or authority, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, required relocation, a material reduction in the level of aggregate compensation or benefits not applicable to peer executives, a relocation of generally more than 50 miles, a successor company’s failure to honor the agreement or the failure of the Board to provide written notice of the act or omission constituting “cause.”

Potential Payments Upon Termination or Change in Control as of December 31, 2018. The following tables show potential payments of severance and/or benefits to the NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such NEOs, assuming a change in control date or termination date of December 31, 2018, and, where applicable, using the closing price of $13.78 for our Class A Common Stock as reported on the NYSE on the last trading day of 2018. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.

	Cash Severance Payment	Continuation of Medical Benefits(1)	Acceleration of Restricted Stock Awards(2)	Acceleration of Performance- Based Awards (3)	Out- Placement Services	Total Potential Payments
Carlin G. Conner
• Disability	—	—	$1,982,088	$419,132	—	$2,401,220
• Death	—	—	$1,982,088	$419,132	—	$2,401,220
• Retirement	—	—	—	—	—	—
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason	$1,236,000	$28,149	$1,982,088	$913,834	$10,000	$4,170,071
• Change in Control (“CIC”)	—	—	$215,299	$913,834	—	$1,129,133
• Termination without cause or resignation for good reason after CIC(4)	$2,472,000	$28,149	$1,982,088	$913,834	$10,000	$5,406,071
Robert N. Fitzgerald
• Disability	—	—	$841,076	$192,920	—	$1,033,996
• Death	—	—	$841,076	$192,920	—	$1,033,996
• Retirement	—	—	—	$192,920	—	$192,920
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$725,390	—	$841,076	$420,635	$10,000	$1,997,101
• CIC	—	—	—	$420,635	—	$420,635
• Termination without cause or resignation for good reason after CIC(4)(5)	$1,450,780	$28,149	$841,076	$420,635	$10,000	$2,750,640
Susan S. Lindberg
• Disability	—	—	$216,194	$79,754	—	$295,948
• Death	—	—	$216,194	$79,754	—	$295,948
• Retirement	—	—	—	—	—	—
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$535,680	—	$216,194	$186,581	$10,000	$948,455
• CIC	—	—	—	$186,581	—	$186,581
• Termination without cause or resignation for good reason after CIC(4)(5)	$1,071,360	$21,213	$216,194	$186,581	$10,000	$1,505,348
Timothy R. O’Sullivan
• Disability	—	—	$486,090	$99,790	—	$585,880
• Death	—	—	$486,090	$99,790	—	$585,880
• Retirement	—	—	—	$99,790	—	$99,790
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$543,200	—	$486,090	$217,572	$10,000	$1,256,862
• CIC	—	—	—	$217,572	—	$217,572
• Termination without cause or resignation for good reason after CIC(4)(5)	$1,086,400	$22,225	$486,090	$217,572	$10,000	$1,822,287
Thomas F. DeLorbe
• Disability	—	—	$349,723	$92,349	—	$442,072
• Death	—	—	$349,723	$92,349	—	$442,072
• Retirement	—	—	—	$92,349	—	$92,349
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$502,720	—	$349,723	$201,353	$10,000	$1,063,796
• CIC	—	—	—	$201,353	—	$201,353
• Termination without cause or resignation for good reason after CIC(4)(5)	$1,005,440	$14,374	$349,723	$201,353	$10,000	$1,580,890

(1)

Represents the value of continued participation in our medical benefit plans for a period of 18 months following termination in the same manner and at same costs as similarly situated active employees.

(2)	The amounts include accumulated unvested dividends/distributions with respect to the restricted stock.
(3)

Amounts reflect the actual equivalent shares earned for the performance period ended December 31, 2018, and assumes the performance-based awards for the performance periods ending December 31, 2019 and December 31, 2020 are at the target payout level; provided, however, in the case of disability, death or retirement, the assumed performance-based awards for each of the periods ending December 31, 2019 and December 31, 2020 have been prorated based on the number of days employed, assuming the December 31, 2018 termination date, during the applicable three-year performance period. Messrs. Fitzgerald, O’Sullivan and DeLorbe would have been eligible to receive a pro-rata share of the performance shares under the unvested performance-based awards upon retirement as of December 31, 2018, pursuant to the terms of such awards.

(4)

The amounts reflected for termination without cause or resignation for good reason after a change in control include the benefits a NEO would receive in the event of a change in control as a sole event without the involuntary or good reason termination.

(5)	Pursuant to the terms of each respective severance agreement, the cash severance payment is to be made on the first business day following six months after the termination date.

Compensation Committee Interlocks and Insider Participation

During 2018, the Compensation Committee was composed of Karl F. Kurz, James H. Lytal and William J. McAdam, all of whom are independent directors. During 2018, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.

DIRECTOR COMPENSATION

Our non-employee directors receive annual compensation for serving on our Board of Directors. We do not pay our employees who serve on Board of Directors any additional compensation for Board membership. Our Compensation Committee reviews from time to time the compensation we pay to our non-employee directors and, if appropriate, recommends changes or adjustments to such compensation. The compensation we pay to our non-employee directors consists of a cash retainer and equity awards as shown in the following table. We also reimburse directors for out-of-pocket expenses in connection with attending board and committee meetings. The annual cash retainer and equity award are paid to the non-employee directors on a June 1 through May 31 basis.

	Total Compensation(1)	Annual Cash Retainer	Annual Equity Grant(2)
Non-Executive Chairman of the Board	$309,000	$137,000	$172,000
Chairman – Audit Committee	$247,000	$112,500	$134,500
Members – Audit Committee	$222,000	$100,000	$122,000
Chairman – Nominating/Governance Committee	$237,000	$107,500	$129,500
Chairman – Compensation Committee	$242,000	$110,000	$132,000
Chairman – Environmental, Health, Safety and Social Responsibility Committee	$237,000	$107,500	$129,500
Members – Environmental, Health, Safety and Social Responsibility Committee	$222,000	$100,000	$122,000
Members – Nominating/Governance Committee	$222,000	$100,000	$122,000
Members – Compensation Committee	$222,000	$100,000	$122,000
Members – Board Only	$222,000	$100,000	$122,000

(1)

Total compensation is the sum of the cash and equity retainers paid on an annual basis. Each non-employee director receives the highest total compensation he or she is entitled to pursuant to the table. No non-employee director is entitled to compensation from more than one row of the table.

(2)

All equity grants are made as shares of restricted stock under our Equity Incentive Plan. The number of shares of restricted stock is determined by dividing the dollar amount of the grant by the value of a share of common stock on the date the grant is made.

The shares of restricted stock are subject to forfeiture provisions, which generally lapse on the first anniversary of the date of the grant. Shares held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death. Non-employee directors are required to retain all stock received as compensation while they are serving as members of the Board until a minimum ownership level of vested shares equal in value to four times the Annual Cash Retainer for Members—Board Only as set forth above has been achieved, except they may sell shares to cover tax liability associated with the vesting of restricted stock and, transfer shares to a spouse to be held in common ownership with the director and to certain trusts for the sole benefit of a director and, provided the director serves as trustee, for the benefit of the director’s spouse or minor children.

The non-employee directors can elect to defer all or a portion of their annual cash retainer in five percent increments. Any deferred compensation amounts are maintained in a deferred money account, which does not bear interest. Deferred compensation amounts are credited as a dollar amount to the director’s deferred money account on the date such cash compensation otherwise would be payable in cash to the director. The director at all times is 100% vested in his or her deferred money account. The non-employee directors may elect, on or before December 31 of the calendar year preceding the plan year, to receive their annual cash retainer in either cash, stock, or a combination thereof. If a director does not make such an election, the entire amount of the retainer will be paid in cash.

Director Compensation Table for 2018

The following table sets forth a summary of the compensation earned, paid or awarded to our non-employee directors for the year ended December 31, 2018.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas R. McDaniel	137,000	172,000	—	—	—	—	309,000
Ronald A. Ballschmiede	117,500	129,500	—	—	—	—	247,000
Sarah M. Barpoulis	118,500	134,500	—	—	—	—	253,000
Karl F. Kurz	112,000	122,000	—	—	—	—	234,000
James H. Lytal	124,000	132,000	—	—	—	—	256,000
William J. McAdam(4)	117,096	127,096	—	—	—	—	244,192

(1)

This table excludes current director Carlin G. Conner who is an officer and employee of the Company and thus received no compensation for service as a director. The compensation received by Mr. Conner for 2018 as an officer and employee is shown in the Summary Compensation Table above.

(2)

The fees paid in cash include (a) the annual cash retainer for services for 2018, (b) the pro-rated annual cash retainer amount described in footnote 4 below, and (c) committee meeting fees. Committee meeting fees were paid only to members of the committee for their attendance at each meeting of their respective committees and not to other non-employee directors who attended a committee meeting voluntarily. Committee meeting fees were discontinued beginning June 1, 2018.

(3)

These amounts represent the grant date fair value computed in accordance with the ASC Topic 718, “Compensation—Stock Compensation,” which excludes the effect of estimated forfeitures of shares of restricted stock granted under our Equity Incentive Plan. The assumptions used to value these stock awards are included in Note 20 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. The amounts shown do not represent amounts paid to the directors. The following table provides information on the restricted stock awards in 2018 for the directors. These awards are for services from June 2018 through May 2019 and the pro-rated retainer period described in footnote 4 below. The fair value of the restricted stock awarded was based on the estimated value of our Class A Common Stock on the grant date.

Name	Award Date	Shares Awarded		Grant Date Fair Value ($/Share)	Grant Date Fair Value of Restricted Stock Awards ($)
Thomas R. McDaniel	6/1/2018	6,667		25.80	172,000
Ronald A. Ballschmiede	6/1/2018	5,019		25.80	129,500
Sarah M. Barpoulis	6/1/2018	5,213		25.80	134,500
Karl F. Kurz	6/1/2018	4,729		25.80	122,000
James H. Lytal	6/1/2018	5,116		25.80	132,000
William J. McAdam	6/1/2018	4,729		25.80	122,000
	10/1/2018	224	(4)	22.75	5,096

As of December 31, 2018, each director had an aggregate number of shares of restricted Class A Common Stock outstanding equal to the number of shares awarded to such director set forth in the above table.

(4)	Mr. McAdam was appointed as Chairman of the EHS Committee on September 26, 2018 and received a pro-rated annual cash retainer and stock award for services rendered in such capacity.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	716,550	(2)	—	445,698	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	716,550			445,698

(1)	Our Equity Incentive Plan, as amended and restated, was approved by our stockholders on May 17, 2016.
(2)

Represents shares issuable upon vesting of restricted stock units and performance share units, which units have no exercise price. This amount assumes that target level performance is achieved under outstanding performance-based awards for which the performance has not yet been determined. Does not include 738,836 shares that are subject to outstanding time-based restricted stock awards.

(3)

Represents shares of our Class A Common Stock available for issuance under our Equity Incentive Plan. Shares of our Class A Common Stock may be issued under our Equity Incentive Plan pursuant to the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock-based awards, including restricted stock units, and performance-based compensation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its responsibilities for the general oversight of the integrity of our financial statements and our financial reporting process, including our system of internal control over financial reporting. Management has the primary responsibility for the financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), is responsible for performing an independent audit of our financial statements in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. Grant Thornton also reports on its assessment of internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee monitors these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited consolidated financial statements as of and for the fiscal year ended December 31, 2018 with management and with Grant Thornton. The Audit Committee has also reviewed and discussed Grant Thornton’s report on its assessment of internal accounting control over financial reporting. In this context, the Audit Committee has discussed with Grant Thornton the matters required to be discussed by Auditing Standard 1301, “Communication with Audit Committees”, issued by the Public Company Accounting Oversight Board.

The Audit Committee has received from Grant Thornton the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton its independence.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements as of and for the fiscal year ended December 31, 2018 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Sarah M. Barpoulis (Chair) Ronald A. Ballschmiede
James H. Lytal

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written policy and procedures for the identification, review and approval of related person transactions which is set forth in our Related Person Transaction Policy. Pursuant to the policy, our general counsel is charged with primary responsibility for determining whether, based on the facts and circumstances, a proposed transaction is a related person transaction. For the purposes of the policy, a “related person transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) (i) in which we or any of our affiliates participate or will participate, (ii) the amount involved exceeds $120,000, and (iii) in which in any executive officer, director or director nominee of ours, any person who is the beneficial owner of more than 5% of any class of our voting securities, or any immediate family member of any of the foregoing individuals (a “related person”) has or will have a direct or indirect material interest.

To assist our general counsel in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, our general counsel determines that a proposed transaction is a related person transaction, our general counsel must present the proposed transaction to the Audit Committee for review or, if impracticable under the circumstances, to the chairman of the Audit Committee. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee will consider all relevant information available to it and, as appropriate, take into consideration the following:

•	whether the transaction was undertaken in our ordinary course of business;

•	whether the transaction was initiated by us or the related person;

•	whether the transaction with the related person is proposed to be entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to us, of the transaction;

•	the approximate dollar value of the amount involved in the transaction and whether such amount is material to us;

•	the related person’s interest in the transaction (including the approximate dollar value of the amount of such related person’s interest in the transaction); and

•	any other information regarding the transaction or related person that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify a related person transaction only if it determines that the transaction is consistent with our best interests as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on us or the related person. Absent this approval, no such related person transaction may be entered into by us.

Transactions with Related Persons

Acquisition of Houston Fuel Oil Terminal Company

On June 5, 2017, we entered into a Purchase and Sale Agreement, (the “Purchase Agreement”) among us, Beachhead I LLC (“Buyer I”), Beachhead II LLC (“Buyer II” and, together with Buyer I, the “Buyers”), which are each an indirect wholly-owned subsidiary of us, Buffalo Investor I, L.P. (“Buffalo I”) and Buffalo Investor II, L.P. (“Buffalo II” and, together with Buffalo I, the “Sellers”). Pursuant to the Purchase Agreement, on July 17, 2017, we acquired 100% of the equity interests in Buffalo Parent Gulf Coast Terminals LLC (“Buffalo Parent”), the parent company of Buffalo Gulf Coast Terminals LLC and HFOTCO LLC doing business as Houston Fuel Oil Terminal Company (“HFOTCO”), in exchange for a purchase price paid or to be paid by the Buyers to the Sellers in two payments (the “HFOTCO Acquisition”). Consideration for the HFOTCO Acquisition was separated into a payment at closing (the “First Payment”) and a final payment to be made on or before December 31, 2018. The First Payment consisted of approximately $400 million in the form of our shares of Class A Common Stock issued at a predetermined price of $32.30 per share for a total of 12,383,900 shares, $301 million in cash, subject to customary adjustments for working capital, net indebtedness and capital expenditures, and approximately $761 million in the form of assumed net indebtedness of HFOTCO. The final payment of $579.6 million in cash was paid on April 17, 2018.

In connection with the closing of the HFOTCO Acquisition, we entered into a Registration Rights Agreement with the Sellers (the “Registration Rights Agreement”) pursuant to which we subsequently filed a registration statement which is available for the resale of all shares of Class A Common Stock acquired by the Sellers in the HFOTCO Acquisition. The Sellers may elect to sell shares under the registration statement in an underwritten public offering. In addition, the Registration Rights Agreement provides the Sellers with certain “piggyback” registration rights, pursuant to which the Sellers may elect to participate in an underwritten public offering of our Class A Common Stock initiated by us.

Our Board of Directors, including all members of the Audit Committee, approved the HFOTCO Acquisition and the Registration Rights Agreement.

Maurepas Pipeline Sale of Class B Membership Interests

On October 22, 2018, Maurepas Pipeline, LLC (“Maurepas Pipeline”), a subsidiary of the Company, sold Class B Membership Interests (“Class B Interests”) representing an aggregate 49% ownership interest to Blue Heron Louisiana Pipeline I LLC and Blue Heron Louisiana Pipeline II LLC (“collectively “Blue Heron”) for $350 million, subject to customary post-closing adjustments. The Class B Interests provide Blue Heron with a $2.2 million monthly preference on distributions from Maurepas Pipeline. The Class B Interests are convertible to Class A Membership Interests of Maurepas Pipeline at Blue Heron’s option any time after the second anniversary of closing. We have a call option to repurchase Blue Heron’s interests prior to the fifth anniversary of closing for a fixed amount of $350 million plus 1% per annum, subject to a 24 month non-call period. The Class B Membership Interests provide Blue Heron with two out of five seats on the Board of Managers of Maurepas Pipeline and certain protective rights. An investment fund that invests in Blue Heron has an affiliated investment fund that owns Buffalo I and Buffalo II. Each of Buffalo I and Buffalo II are more than 5% stockholders of the Company.

Our Board of Directors, including all members of the Audit Committee, approved the Maurepas Pipeline sale of Class B Interests.

Preferred Stock Issuance

On January 19, 2018, we sold to certain institutional investors, in a private placement, an aggregate of 350,000 shares of our Preferred Stock, convertible into shares of our Class A Common Stock, for a cash purchase price of $1,000 per share of Preferred Stock and aggregate gross proceeds to us of $350 million. WP SemGroup Holdings, L.P. (“WP SemGroup”) purchased 300,000 shares of Preferred Stock in such private placement. Holders of the Preferred Stock (“Holders”) will receive quarterly distributions equal to an annual rate of 7.0% ($70.00 per share annualized) of $1,000 per share of Preferred Stock, subject to certain adjustments (the “Liquidation Preference”). With respect to any quarter ending on or prior to June 30, 2020, we may elect, in lieu of paying a distribution in cash, to have the amount that would have been payable if such dividend had been paid in cash added to the Liquidation Preference. On or after the eighteen month anniversary of January 19, 2018, the Holders may convert their shares of Preferred Stock into a number of shares of our Class A Common Stock equal to, per preferred share, the quotient of the Liquidation Preference divided by $33.00, subject to certain adjustments including customary anti-dilution adjustments. On or after January 19, 2021, if the Holders have not elected to convert all of their shares of Preferred Stock, we may cause, under certain circumstances, the outstanding shares of Preferred Stock to be converted into shares of our Class A Common Stock. Holders are entitled to vote on all matters on which the holders of shares of our Class A Common Stock are entitled to vote and, in general, vote together with the holders of shares of our Class A Common Stock as a single class. Each Holder is entitled to a number of votes equal to the number of votes such Holder would have had if all shares of Preferred Stock held by such Holder had been converted into shares of our Class A Common Stock. In connection with the issuance of the Preferred Stock, we granted WP SemGroup the right to appoint an observer to our Board of Directors.

We also granted WP SemGroup certain registration rights which require us to file and maintain a registration statement, which shall become effective no later than the 18th month anniversary of January 19, 2018, with respect to the resale of shares of our Class A Common Stock issuable upon conversion of the Preferred Stock owned by WP SemGroup. WP SemGroup may elect to sell shares under the registration statement in an underwritten public offering. In addition, WP SemGroup also has certain “piggyback” registration rights, pursuant to which WP SemGroup may elect to participate in offerings initiated by us or other persons who have registration rights.

Our Board of Directors, including all members of the Audit Committee, approved the issuance of the Preferred Stock and the granting of the registration rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of our Class A Common Stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish us with a copy of each such report. SEC regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2018.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2018, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with.

OTHER MATTERS

Matters Which May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2018, which is required to be filed with the SEC, will be made available to stockholders to whom this proxy statement is mailed, without charge, upon written or oral request to Investor Relations, SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136, telephone number: (918) 524-8081. Our Annual Report on Form 10-K also may be accessed through our website at http://www.semgroup.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 15, 2019:

Stockholders may view this proxy statement, our form of proxy and our 2018 Annual Report to Stockholders over the Internet by accessing our website at http://www.semgroup.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

William H. Gault
Secretary

April 12, 2019

Tulsa, Oklahoma

ANNEX A

SemGroup Corporation

Equity Incentive Plan

Effective as of November 30, 2009, as

amended and restated effective as of May 17, 2016,

and as subsequently amended and restated

effective as of May 15, 2019

SemGroup Corporation

Equity Incentive Plan

Article 1.    Establishment & Purpose

1.1    Establishment. SemGroup Corporation, a Delaware corporation, established on November 30, 2009 the SemGroup Corporation Equity Incentive Plan (the “Original Plan”). The Original Plan was amended and restated effective as of May 17, 2016. The Original Plan, as previously amended and restated, is hereby further amended and restated, as set forth in this document (as further amended and restated, hereinafter referred to as the “Plan”).

1.2    Purpose of the Plan. The purpose of this Plan is to attract, retain and motivate officers, employees, and non-employee directors providing services to the Company, any of its Subsidiaries, or Affiliates and to promote the success of the Company’s business by providing the participants of the Plan with appropriate incentives.

Article 2.    Definitions

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.

2.1    “Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any entity that the Company has a substantial direct or indirect equity interest, as determined by the Board.

2.2    “Annual Award Limit” shall have the meaning set forth in Section 5.1(b).

2.3    “Award” means any Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, Performance-Based Compensation Award or Cash Award that is granted under the Plan.

2.4    “Award Agreement” means one or more documents (in either paper or electronic form, including by posting on the Company’s intranet or other shared electronic medium controlled by the Company to which a Participant has access) evidencing the terms and conditions of the actual grant of an Award.

2.5    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6    “Board” means the Board of Directors of the Company.

2.7    “Cash Award” means an Award granted pursuant to Article 11 hereof.

2.8    “Cause” has the meaning assigned to such term in the Award Agreement or in any individual employment agreement with the Participant or, if any such agreement does not define “Cause,” Cause means termination of employment for one of the following reasons: (i) the conviction of the Employee of a felony by a federal or state court of competent jurisdiction; (ii) an act or acts of dishonesty taken by the Employee and intended to result in substantial personal enrichment of the Employee at the expense of the Company; or (iii) the Employee’s willful failure to follow a direct, reasonable and lawful written order from his or her supervisor, within the reasonable scope of the Employee’s duties, which failure is not cured within thirty (30) days, provided that no act or failure to act on the Employee’s part shall be deemed “willful” for this purpose unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company.

2.9    “Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a)

any consolidation, amalgamation, or merger of the Company with or into any other Person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its shareholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the shareholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have Beneficial Ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity (measured by economic value or voting power (by contract, share ownership or otherwise)) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;

(b)	the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person;

(c)

during any period of twelve consecutive months commencing on or after the Effective Date, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority thereof; or

(d)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.10    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.11    “Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan. To the extent applicable, the Committee shall have at least two members, each of whom shall be (i) a Non-Employee Director and (ii) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

2.12    “Company” means SemGroup Corporation a Delaware corporation, and any successor thereto.

2.13    “Director” means a member of the Board who is not an Employee.

2.14    “Effective Date” means the date set forth in Section 15.17.

2.15    “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.

2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.17    “Fair Market Value” means, as of any date, the per Share value determined as follows, in accordance with applicable provisions of Section 409A of the Code:

(a)

The closing price of a Share on a recognized national exchange or any established over-the-counter trading system on which dealings take place, or if no trades were made on any such day, the immediately preceding day on which trades were made; or

(b)

In the absence of an established market for the Shares of the type described in (a) above, the per Share Fair Market Value thereof shall be determined by the Committee in good faith and in accordance with applicable provisions of Section 409A of the Code.

2.18    “Good Reason” in respect of any Change of Control has the meaning assigned to such term in the Award Agreement or in any individual employment agreement with the Participant or, if any such agreement does not define “Good Reason,” means termination of employment for one of the following reasons: (i) the assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held immediately prior to the Change of Control, or any other action by the Company (or Affiliate) which results in a diminution in such position, compensation, benefits, authority, duties or responsibilities; (ii) any reduction in the Employee’s annual base salary or annual bonus opportunity, in each case as in effect immediately prior to the Change of Control; (iii) the Employee being required to be based at any office or location that is more than thirty-five (35) miles from the office or location at which the Employee was based immediately prior to the Change of Control, except for periodic travel reasonably required in the performance of the Employee’s responsibilities; or (iv) any reduction by more than ten percent (10%) in the overall level of the Employee’s benefits (as in effect immediately prior to the Change of Control) under the Company’s (or its Affiliate’s) group life insurance, medical, health, accident, disability, incentive, savings, and retirement plans including all tax qualified and nonqualified plans or programs.

2.19    “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

2.20    “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

2.21    “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.22    “Other Stock-Based Award” means any right granted under Article 9 of the Plan.

2.23    “Option” means any stock option granted under Article 6 of the Plan.

2.24    “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.

2.25    “Original Plan” shall have the meaning set forth in Section 1.1.

2.26    “Participant” means any eligible person as set forth in Section 4.1 to whom an Award is granted.

2.27    “Performance-Based Compensation” means compensation under an Award that is intended to provide remuneration solely on account of the attainment of one or more performance goals.

2.28    “Performance Measures” means measures as described in Section 10.2 on which the performance goals are based.

2.29    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.30    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.31    “Plan” shall have the meaning set forth in Section 1.1.

2.32    “Plan Year” means the applicable fiscal year of the Company.

2.33    “Restricted Stock” means any Award granted under Article 8 of the Plan.

2.34    “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.

2.35    “Section 16(a) Officer” means an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.36    “Service” means service as an Employee or Director.

2.37    “Share” means a common share of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Section 13.1 of the Plan.

2.38    “Stock Appreciation Right” means any right granted under Article 7 of the Plan.

2.39    “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, fifty percent (50%) or more of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

2.40    “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.

Article 3.    Administration

3.1    Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Employees and Directors to whom Awards will be granted, and to determine the type and amount of Awards to be granted to each such Employee or Director, and the terms and conditions of Awards and Award Agreements. Without limiting the generality of the foregoing, the Committee may, in its sole discretion but subject to the limitations in Article 14, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement, extend the term or period of exercisability of any Awards, or waive any terms or conditions applicable to any Award. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines. The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. Notwithstanding anything in this Section 3.1 to the contrary, the Board, or any other committee or sub-committee established by the Board, is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Awards made to Non-Employee Directors under the Plan. All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2    Delegation. The Committee may delegate to one or more of its members, one or more officers of the Company or any of its Subsidiaries or Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided that the Committee shall not delegate to officers of the Company or any of its Subsidiaries or Affiliates the power to make grants of Awards to Section 16(a) Officers; provided, further, that no delegation shall be permitted under the Plan that is prohibited by applicable law.

Article 4.    Eligibility and Participation

4.1    Eligibility. Participants will consist of such Employees and Directors as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

4.2    Type of Awards. Awards under the Plan may be granted in any one or a combination of: (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Other Stock-Based Awards, (e) Performance-Based Compensation Awards and (f) Cash Awards. The Plan sets forth the types of performance goals and sets forth procedural requirements to permit the Company to design Awards that constitute Performance-Based Compensation, as described in Article 10 hereof. Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail. The Committee need not require the formal execution or acceptance of an Award Agreement by the Participant, in which case acceptance of any benefit of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement. Any assertion by an Employee that any term, condition, limitation or restriction of the Award as specified in the Award Agreement is invalid or not binding on such Employee because of his or her non-acceptance of the Award Agreement (or any portion thereof) shall be deemed a refusal of the Award and the Employee shall cease to be a Participant with respect to the Award, which shall be immediately cancelled.

Article 5.    Shares Subject to the Plan and Maximum Awards

5.1    Number of Shares Available for Awards.

(a)

General. Subject to adjustment as provided in Article 13 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 7,181,635 Shares. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 4,308,981 Shares, subject to Article 13 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions. The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

(b)

Annual Award Limits. The maximum number of Shares with respect to Awards denominated in Shares that may be granted to any Participant in any Plan Year shall be 500,000 Shares, subject to adjustments made in accordance with Article 13 hereof (the “Annual Award Limit”). Additionally, subject to adjustments made in accordance with Article 13 hereof, (i) the grant date fair value of Awards granted to a Director shall not exceed $500,000 in the aggregate during any Plan Year and (ii) no Participant will be granted Cash Awards payable in the aggregate in excess of $5,000,000 during any Plan Year.

(c)

Additional Shares. In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards. Notwithstanding the foregoing, in no event shall Shares tendered or withheld in payment of the exercise price of an Award or to satisfy tax withholding liabilities arising from the exercise or settlement of any Award be recredited to the Plan reserve. In addition, upon stock settlement of Stock Appreciation Rights, the gross number of Stock Appreciation Rights originally granted shall be counted as issued for purposes of determining the maximum Plan Shares, regardless of the number of Shares actually issued upon such stock settlement. If the Committee authorizes the assumption under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not (i) reduce the maximum number of Shares available for issuance under this Plan or (ii) be subject to or counted against a Participant’s Annual Award Limit or any other Award limit specified in Section 5.1(b).

Article 6.    Stock Options

6.1    Grant of Options. The Committee is hereby authorized to grant Options to Participants. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided that Options granted to Directors shall be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option. Neither the Committee nor the Company or any of its Affiliates shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Each Option shall be evidenced by Award Agreements which shall state the number of Shares covered by such Option. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable. Notwithstanding any contrary provision in the Plan, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) the adoption of the Plan (as further amended and restated herein) by the Board and (b) the Effective Date.

6.2    Terms of Option Grant. The Option Price shall be determined by the Committee at the time of grant, but shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one-hundred-ten percent (110%) of the Fair Market Value of a Share on the date of grant.

6.3    Option Term. The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten (10) years (or, in the case on an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years).

6.4    Method of Exercise. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence (including the applicable tax withholding pursuant to Section 15.3 of the Plan). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by cashier’s check), (ii) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (ii) above) or (iv) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.5    Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed one hundred thousand dollars ($100,000), or the Option shall be treated as a Nonqualified Stock Option. For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 7.    Stock Appreciation Rights

7.1    Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”). Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.

7.2    Terms of Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. No Stock Appreciation Right shall have a term of more than ten (10) years from the date of grant.

7.3    Tandem Stock Appreciation Rights and Options. A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

Article 8.    Restricted Stock

8.1    Grant of Restricted Stock. An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events. Participants shall be awarded Restricted Stock in exchange for consideration not less than the minimum consideration required by applicable law. Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.

8.2    Terms of Restricted Stock Awards. Each Award Agreement evidencing a Restricted Stock grant shall specify the period(s) of restriction, the number of Shares of Restricted Stock subject to the Award, the performance, employment or other conditions

(including the termination of a Participant’s Service whether due to death, disability or other reason) under which the Restricted Stock may be forfeited to the Company and such other provisions as the Committee shall determine. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

8.3    Voting and Dividend Rights. The Committee shall determine and set forth in a Participant’s Award Agreement whether or not a Participant holding Restricted Stock granted hereunder shall have the right to exercise voting rights with respect to the Restricted Stock during the Restriction Period (the Committee may require a Participant to grant an irrevocable proxy and power of substitution) and/or have the right to receive dividends on the Restricted Stock during the Restriction Period (and, if so, on what terms).

8.4    Performance Goals. The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant’s achievement of one or more performance goal(s) specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable.

8.5    Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.    Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Stock-Based Awards”), including without limitation, restricted stock units and other phantom awards. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

Article 10.    Performance-Based Compensation

10.1    Grant of Performance-Based Compensation. The Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are determined by the attainment of one (1) or more performance goals.

10.2    Performance Measures. The vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of objective performance goals based on one or more of the following Performance Measures: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) growth, maintenance or refurbishment projects; (xx) staff training; (xxi) dividends; (xxii) subsidiary distributions; (xxiii) safety; (xxiv) corporate social responsibility policy implementation; (xxv) corporate strategic initiatives; and (xxvi) such other measures selected or defined by the Committee at the time such Performance Measures are established.

Any Performance Measure may be (i) used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate. The Committee may adjust the performance goals (including to prorate goals and payments for a partial Plan Year) in the event of the following occurrences: (a) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (b) mergers and acquisitions; and (c) financing transactions, including selling accounts receivable.

10.3    Establishment of Performance Goals. Prior to the period to which the performance goal(s) relate(s), or at such later date as determined by the Committee in its sole discretion, provided that the outcome of such performance goal(s) is substantially uncertain, the Committee shall establish in writing: (i) the performance goals applicable to the Performance Period; (ii) the Performance Measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the formula for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (iv) the Participants or class of Participants to which such performance goals apply.

10.4    Adjustment of Performance-Based Compensation. Awards of Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

10.5    Determination of Performance. Except for Awards that pay compensation attributable solely to an increase in the value of Shares, no Award of Performance-Based Compensation shall be vested, credited or paid, as applicable, with respect to any Participant until the Committee determines that the performance goals and any other material terms applicable to such Performance Period have been satisfied.

Article 11.    Cash Awards.

The Committee, in its sole discretion, may grant awards that are payable solely in cash, as deemed by the Committee to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Committee from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of pre-established Performance Measures or other performance goals.

Article 12.    Compliance with Section 409A of the Code and Section 457A of the Code

12.1    General. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award.

12.2    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

12.3    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

12.4    Section 457A. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code (“Section 457A”) and all regulations, guidance, compliance programs and other interpretative authority thereunder, such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 457A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

Article 13.    Adjustments

13.1    Adjustments in Authorized Shares. In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure

(other than regular cash dividends to shareholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or cash or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, the Annual Award Limit or any other Award limit specified in Section 5.1(b), and/or other value determinations applicable to the Plan or outstanding Awards.

13.2    Change of Control.

(a)

Upon the occurrence of a Change of Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (v) cancellation of all or any portion of outstanding Awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, if the Committee so determines, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled (which may be zero).

(b)

Unless otherwise determined by the Committee and evidenced in an Award Agreement, and subject to Section 13.2(a), in the event that (i) a Change of Control occurs, and (ii) the Participant’s employment or service is terminated by the Company or an Affiliate thereof without Cause or by the Participant for Good Reason (if applicable) on or after the effective date of the Change of Control but prior to twenty-four (24) months following the Change of Control, then: (A) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and (B) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved.

Article 14.    Duration, Amendment, Modification, Suspension and Termination

14.1    Duration of the Plan. Unless sooner terminated as provided in Section 14.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

14.2    Amendment, Modification, Suspension and Termination of Plan. The Committee may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 14.2, an “Action”) the Plan or any portion thereof or any Award (or Award Agreement) thereunder at any time; provided that no such Action shall be made, other than as permitted under Article 12 or 13, (i) without shareholder approval (A) if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (B) if such Action increases the number of Shares available under the Plan (other than an increase permitted under Article 5 absent shareholder approval), (C) if such Action results in a material increase in benefits permitted under the Plan (but excluding increases that are immaterial or that are minor and to benefit the administration of the Plan, to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment for the Company, a Subsidiary, and/or an Affiliate) or a change in eligibility requirements under the Plan, or (D) for any Action that results in a reduction of the Option Price or grant price per Share, as applicable, of any outstanding Options or Stock Appreciation Rights or cancellation of any outstanding Options or Stock Appreciation Rights in exchange for cash, or for other Awards, such as other Options or Stock Appreciation Rights, with an Option Price or grant price per Share, as applicable, that is less than such price of the original Options or Stock Appreciation Rights, and (ii) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan, any Award or any Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws.

Article 15.    General Provisions

15.1    No Right to Service. The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

15.2    Settlement of Awards; Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.

15.3    Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity) to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity) that could be imposed on the transaction.

15.4    No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

15.5    Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his or her death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs or legatees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

15.6    Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

15.7    Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)

Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The restrictions contained in this Section 15.7 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 15.6. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.8    Awards to Non-U.S. Employees or Directors. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or Affiliates operates or has Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Subsidiaries or Affiliates shall be covered by the Plan;

(b)	Determine which Employees or Directors outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws;

(d)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and

(e)

Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.8 by the Committee shall be attached to this Plan document as appendices.

15.9    Rights as a Shareholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

15.10    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.11    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.12    No Constraint on Corporate Action. Nothing in the Plan shall be construed to (i) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

15.13    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.14    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

15.15    Waiver of Certain Claims. By participating in the Plan, the Participant waives all and any rights to compensation or damages in consequence of the termination of his or her office or Service with the Company, any Subsidiary or Affiliate for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his or her ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, any determination by the Board or Committee pursuant to a discretion contained in the Plan or any Award Agreement or the provisions of any statute or law relating to taxation.

15.16    Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third party administrator or any Person who obtains control of the Company or acquires the Company.

15.17    Effective Date. The Plan, as hereby amended and restated, shall be effective, if approved by the Company’s shareholders, on May 15, 2019 (the “Effective Date”).

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Your vote matters - here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on May 14, 2019.
Online Go to www.investorvote.com/SEMG or scan the QR code — login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, and 4.

1.	Election of Directors:	01 - Ronald A. Ballschmiede	02 - Sarah M. Barpoulis	03 - Carlin G. Conner	+
		04 - Karl F. Kurz	05 - James H. Lytal	06 - William J. McAdam
07 - Thomas R. McDaniel

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
2.	To approve, on a non-binding advisory basis, the compensation of the company’s named executive officers.	☐	☐	☐	3.	Ratification of Grant Thornton LLP as independent registered public accounting firm for 2019.	☐	☐	☐
4.

To approve the SemGroup Corporation Equity Incentive Plan, as Amended and Restated, to increase the number of shares available for issuance under the plan by 3,600,000 shares and make certain other changes to the terms of the plan as described in Proposal 4 of the Proxy Statement.

		☐	☐	☐		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Important notice regarding the Internet availability of proxy materials for the 2019 Annual Meeting of Stockholders to be held on May 15, 2019: Stockholders may view the proxy statement, this form of proxy and our 2018 Annual Report to Stockholders over the Internet by accessing our website at: http://semgroup.com.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SemGroup Corporation	+

Annual Meeting – May 15, 2019

Two Warren Place, 5th Floor

6120 South Yale Avenue, Tulsa, Oklahoma

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas R. McDaniel, Carlin G. Conner and James H. Lytal, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Class A Common Stock and Series A Cumulative Convertible Preferred Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SemGroup Corporation to be held on the 15th day of May, 2019, at 9:00 a.m., local time, at Two Warren Place, 6120 South Yale Avenue, 5th Floor, Tulsa, Oklahoma, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES ON PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, AND 4.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

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